Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF MAY 2, 2004

AMONG

MCGRATH RENTCORP,

A CALIFORNIA CORPORATION,

BASEBALL II ACQUISITION INC.,

A BRITISH COLUMBIA CORPORATION,

CIT GROUP INC.,

A DELAWARE CORPORATION,

TECHNOLOGY RENTALS & SERVICES,

A DIVISION OF CIT TECHNOLOGIES CORPORATION,

A MICHIGAN CORPORATION,

AND

CIT FINANCIAL LTD.,

AN ONTARIO CORPORATION

ARTICLE I DEFINITIONS		1
1.1.	Definitions	1
1.2.	Interpretation	13

ARTICLE II PURCHASE AND SALE		13
2.1.	Purchased Assets	13
2.2.	Excluded Assets	17
2.3.	Assumed Liabilities	17
2.4.	Excluded Liabilities	19

ARTICLE III PURCHASE PRICE		20
3.1.	Purchase Price	20
3.2.	Determination of Estimated Purchase Price	20
3.3.	Determination of Purchase Price	21
3.4.	Adjustment of Payment in Respect of Purchase Price	22
3.5.	Allocation of Purchase Price	22

ARTICLE IV CLOSING		24
4.1.	Closing Date	24
4.2.	Payment on the Closing Date	24
4.3.	Deliveries by Buyers	24
4.4.	Deliveries of CIT or Sellers	25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CIT AND SELLERS		27
5.1.	Organization	27
5.2.	Authority	28
5.3.	Pro Forma Balance Sheet	29
5.4.	Operations Since Balance Sheet Date	30
5.5.	Purchased Lease Documents	30
5.6.	Governmental Permits	32
5.7.	Title to Purchased Assets	33
5.8.	No Violation, Litigation or Regulatory Action	34
5.9.	Taxes	34
5.10.	Availability of Assets	35
5.11.	Real Property	35
5.12.	Personal Property	36
5.13.	Intellectual Property; Software	36
5.14.	Employees and Related Agreements	37
5.15.	Other Agreements	38
5.16.	Status of Business Agreements	39
5.17.	No Finder	39

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5.18.	Environmental Matters	39

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYERS		39
6.1.	Organization	39
6.2.	Authority	39
6.3.	No Finder	40
6.4.	Canadian Tax Registrant	40

ARTICLE VII ACTION PRIOR TO THE CLOSING DATE		40
7.1.	Investigation of the Purchased Assets by Buyers	40
7.2.	Preserve Accuracy of Representations and Warranties	41
7.3.	Consents of Third Parties; Governmental Approvals.	41
7.4.	Actions Prior to the Closing Date	41
7.5.	Certain Notifications	42
7.6.	Transition Services Agreement	43
7.7.	Commercially Reasonable Efforts	43

ARTICLE VIII ADDITIONAL AGREEMENTS		43
8.1.	Post-Closing Remittances	43
8.2.	Taxes	44
8.3.	Guaranty	48
8.4.	Employee Matters	49
8.5.	Nontransferable Letters of Credit	52
8.6.	Business Trade Secrets	53

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS		53
9.1.	No Misrepresentation or Breach of Covenants and Warranties	53
9.2.	No Restraint or Litigation	53
9.3.	Necessary Governmental Approvals	54
9.4.	Necessary Consents	54

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF CIT AND SELLERS		54
10.1.	No Misrepresentation or Breach of Covenants and Warranties	54
10.2.	No Restraint or Litigation	54
10.3.	Necessary Governmental Approvals	55

ARTICLE XI INDEMNIFICATION		55
11.1.	Indemnification by Sellers	55
11.2.	Indemnification by Buyers	57
11.3.	Notice of Claims	58
11.4.	Third Person Claims	58
11.5.	Exclusive Remedy	59

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11.6.	Computation of Losses	59
11.7.	Comparative Fault	59
11.8.	Subrogation	60
11.9.	Indemnification Payments as Purchase Price Adjustment	60
11.10.	GST/QST Gross-Up	60

ARTICLE XII TERMINATION		60
12.1.	Termination	60
12.2.	Notice of Termination	60
12.3.	Non-Solicitation	61
12.4.	Effect of Termination	61

ARTICLE XIII GENERAL PROVISIONS		61
13.1.	Survival of Obligations	61
13.2.	Confidential Nature of Information	61
13.3.	No Public Announcement	62
13.4.	Notices	62
13.5.	Successors and Assigns	63
13.6.	Access to Records after Closing	64
13.7.	Entire Agreement; Amendments	64
13.8.	Waivers	65
13.9.	Expenses	65
13.10.	Partial Invalidity	65
13.11.	Execution in Counterparts	65
13.12.	Further Assurances.	65
13.13.	Disclaimer of Warranties	66
13.14.	Governing Law	67
13.15.	Submission to Jurisdiction	67
13.16.	Waiver of Jury Trial	67

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 2, 2004, among McGrath RentCorp, a California corporation (“US Buyer”), Baseball II Acquisition Inc., a British Columbia corporation (“Canadian Buyer”) and a wholly owned subsidiary of US Buyer (US Buyer and Canadian Buyer each being sometimes referred to herein as a “Buyer” and collectively as “Buyers”), CIT Group Inc., a Delaware corporation (“CIT”), Technology Rentals & Services, a division of CIT Technologies Corporation, a Michigan corporation (“CIT Technologies”) and an indirect wholly owned subsidiary of CIT, and CIT Financial Ltd., an Ontario corporation (“CIT Canada”) and an indirect wholly owned subsidiary of CIT (CIT Technologies and CIT Canada each being sometimes referred to herein as a “Seller” and collectively as “Sellers”).

WHEREAS, CIT Technologies and CIT Canada are engaged in, among other things, the Business (as hereinafter defined);

WHEREAS, CIT Technologies desires to sell to US Buyer, and US Buyer desires to purchase from CIT Technologies, the assets defined herein as the US Purchased Assets, and CIT Canada desires to sell to Canadian Buyer, and Canadian Buyer desires to purchase from CIT Canada, the assets defined herein as the Canadian Purchased Assets, all on the terms and subject to the conditions set forth herein; and

WHEREAS, CIT desires to be a party to this Agreement solely for the purposes of guaranteeing the obligations of Sellers in accordance with Section 8.3.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 3.3(d).

“Accrued Vacation Amount” means the aggregate amount (including related payroll taxes and workers’ compensation premiums) accrued on the Valuation Date Balance Sheet in respect of vacation days accrued by Transferred Business Employees from January 1, 2004 through the Closing Date.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agreed Accounting Principles” means the accounting principles used in the preparation of the Balance Sheet Date Pro Forma Balance Sheet, provided that the value of any Purchased Equipment that was reflected in the Balance Sheet Date Pro Forma Balance Sheet shall be reflected in the Valuation Date Balance Sheet at the same value as was reflected in the Balance Sheet Pro Forma Balance Sheet less depreciation from the Balance Sheet Date to the Valuation Date.

“Agreed Adjustments” has the meaning specified in Section 3.3(c).

“Agreed Rate” means the “prime rate” published in The Wall Street Journal, as that rate may vary from time to time or, if that rate is no longer published, a comparable rate, in each case, calculated on a daily basis.

“Assumed Liabilities” means the Canadian Assumed Liabilities and the US Assumed Liabilities.

“Balance Sheet Date” means March 31, 2004.

“Balance Sheet Date Leases and Test Equipment Computer File” has the meaning specified in Section 5.5(a).

“Balance Sheet Date Pro Forma Balance Sheet” has the meaning specified in Section 5.3(a).

“Balance Sheet Date Receivables Aging” has the meaning specified in Section 5.5.

“Business” means (i) the leasing and renting of Test Equipment and Data Products and (ii) asset management services with respect to Test Equipment, consisting of inventory and warehouse management, repair, refurbishment and calibration of Test Equipment, logistics and order fulfillment.

“Business Agreements” has the meaning specified in Section 5.16.

“Business Employee” means (i) an employee of either Seller as of the Closing Date who performs substantially all of his or her services for the Business (including any Leave Employee), (ii) Randy D. Grimes and Mohan Davuluri, who perform substantially all of their services for the Business but who are employed by CIT, and (iii) an employee of either Seller as of the date of this Agreement who performs substantially all of his or her services for the Business and who is listed in Schedule 5.14(D) as an employee eligible to retire from employment with Sellers prior to the Closing Date and who so retires prior to the Closing.

“Business Intellectual Property” means the Business Registered Intellectual Property and any other Copyrights and Trademarks used or held for use by Sellers primarily in the Business, other than the Excluded Assets and any Software.

“Business Registered Intellectual Property” has the meaning specified in Section 5.13(a).

“Business Software” has the meaning specified in Section 5.13(b).

“Business Trade Secrets” has the meaning specified in Section 5.13(c).

“Buyer” has the meaning specified in the introductory paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Losses” has the meaning specified in Section 11.1(a).

“Canadian Act” means the Income Tax Act (Canada).

“Canadian Assumed Liabilities” has the meaning specified in Section 2.3(b).

“Canadian Benefit Plans” means any material employee benefit plan, program or arrangement maintained in connection with the Business in which at least one of the Business Employees of CIT Canada participates (including retirement, pension, profit sharing, savings, health, dental, disability, tuition reimbursement or flexible benefit plans, employee assistance programs, stock purchase plans, fitness, home and life insurance arrangements and education leave and jury and civic duty leave arrangements), other than any such plan, program or arrangement maintained pursuant to the applicable provincial laws of Canada.

“Canadian Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Canadian Files” has the meaning specified in Section 2.1(b).

“Canadian Premium” means the portion of the premium allocated to the Canadian Purchased Assets in accordance with Section 3.5(c).

“Canadian Purchase Price” has the meaning specified in Section 3.1(c).

“Canadian Purchase Price Allocation” has the meaning specified in Section 3.5(b).

“Canadian Purchased Assets” has the meaning specified in Section 2.1(b).

“Canadian Purchased Equipment” has the meaning specified in Section 2.1(b).

“Canadian Purchased Lease Collateral” has the meaning specified in Section 2.1(b).

“Canadian Purchased Lease Documents” has the meaning specified in Section 2.1(b).

“Canadian Purchased Leases” means all of the Leases included in the Canadian Purchased Lease Documents, as reflected in the Purchased Leases and Test Equipment File.

“CIT” has the meaning set forth in the introductory paragraph of this Agreement.

“CIT Canada” has the meaning set forth in the introductory paragraph of this Agreement.

“CIT Obligations” has the meaning specified in Section 8.3.

“CIT Technologies” has the meaning set forth in the introductory paragraph of this Agreement.

“CIT Technologies’ FSA” has the meaning specified in Section 8.4(d).

“Claim Notice” has the meaning specified in Section 11.3(a).

“Closing” means the closing of the transfer of the Purchased Assets to Buyer hereunder.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the letter agreement dated October 22, 2003, as modified February 27, 2004, between US Buyer and CIT executed in connection with the transactions contemplated hereby.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” have correlative meanings.

“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Covenant Not to Compete” means the Covenant Not to Compete in the form of Exhibit A.

“Data Products” means the computer desktops, notebooks, printers and peripherals of the general type included in the inventory of Sellers as of the Balance Sheet Date.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, adverse claim, covenant or other restrictions of any kind.

“Environmental Liabilities” means any Liability in relation to the Purchased Assets or the Business related to the violation of any Requirement of Laws or Governmental Permits relating to the protection of the environment (including air, water, soil and natural resources) or health and safety aspects associated with environmental protection (herein collectively called “Environmental Laws”), including any presence or release of any Hazardous Substance at, on, under, from or to any Leased Real Property (and any migration therefrom).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Purchase Price” means the Purchase Price as defined herein but determined on an estimated basis by CIT Technologies in good faith and in accordance with Section 3.2 and as reflected in the certificate referred to in Section 3.2.

“ETR $1 Buy-out Equipment” means as of any date Test Equipment or Data Products owned by a Seller that as of such date is being leased by such Seller to a Person pursuant to ETR $1 Buy-out Lease Documents.

“ETR $1 Buy-out Lease Documents” means the lease agreement and related instruments and documents under which Test Equipment or Data Products owned by a Seller is being leased by such Seller to a Person for a firm term and which provides that the Lessee thereunder has the option to purchase the Test Equipment or Data Products subject to such lease at the end of the lease term for $1.

“ETR Fair Market Buy-out Equipment” means as of any date Test Equipment or Data Products owned by a Seller that as of such date is being leased by such Seller to a Person pursuant to ETR Fair Market Buy-out Lease Documents.

“ETR Fair Market Buy-out Lease Documents” means the lease agreement and related instruments and documents under which Test Equipment or Data Products owned by a Seller is being leased by such Seller to a Person for a firm term and which provides that the Lessee thereunder has the option to purchase the Test Equipment or Data products subject to such lease at the end of the lease term at fair market value.

“ETR Fixed Buy-out Equipment” means as of any date Test Equipment or Data Products owned by a Seller that as of such date is being leased by such Seller to a Person pursuant to ETR Fixed Buy-out Lease Documents.

“ETR Fixed Buy-out Lease Documents” means the lease agreement and related instruments and documents under which Test Equipment or Data Products owned by a Seller is being leased by such Seller to a Person for a firm term and which provides that the Lessee thereunder has the option to purchase the Test Equipment or Data Products subject to such lease at the end of the lease term at a fixed or capped price (other than $1).

“Excepted Business Employee” has the meaning specified in Section 8.4(a).

“Excise Tax Act” means the Excise Tax Act (Canada).

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Expenses” means all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder.

“Fair Book Value of the Purchased Equipment” means the book value of the Purchased Equipment as of the Valuation Date, such book value being the sum of the amounts in the following accounts as reflected in the Valuation Date Balance Sheet:

(a) Equipment on Operating Leases-Additions (Account No. 129100); plus

(b) Equipment on Operating Leases-Sales (Account No. 129200); minus

(c) Equipment on Operating Leases Depreciation-Additions (Account No. 130100); minus

(d) Equipment on Operating Leases Depreciation-Other (Account No. 130500).

“Files” means the Canadian Files and the US Files.

“Governmental Body” means any United States federal, state or local, any Canadian federal, provincial or territorial, or any other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.6.

“GST” means any goods and services Taxes or harmonized sales Taxes levied under Part IX of the Excise Tax Act.

“Guarantee” has the meaning specified in Section 8.3.

“Guarantor” means any Person (other than a Seller) who is a party to any Purchased Lease Document or who has given or issued guarantees in connection with any Purchased Lease or pledged, mortgaged or granted security interests in property to secure payment of any amounts due under Purchased Lease Documents.

“Hazardous Substance” means any material, substance or waste listed, defined, designated or classified by or pursuant to Environmental Law as hazardous, toxic, pollutant, contaminant or words of similar meaning or effect, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, radioactive material or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials or lead.

“Instrument of Assignment-Canada” means the Instrument of Assignment in the form of Exhibit B-1.

“Instrument of Assignment-US” means the Instrument of Assignment in the form of Exhibit B-2.

“Instrument of Assumption-Canada” means the Instrument of Assumption in the form of Exhibit C-1.

“Instrument of Assumption-US” means the Instrument of Assumption in the form of Exhibit C-2.

“Intellectual Property” means any and all rights in and to Copyrights, Patent Rights, Trade Secrets and Trademarks.

“Knowledge of Sellers” means, as to any matter, the actual knowledge of the individuals set forth in Schedule 1.1A.

“Lease” means a lease or rental agreement or instrument under which a Seller is the lessor of the Test Equipment or Data Products leased or rented that gives rise to the payment obligations under such agreement or instrument.

“Lease Commitment” means as of any date the commitment of a Seller to any Person with respect to the Business as of such date to enter into a Lease on or after such date.

“Lease Commitment Documents” means the letters, agreements and other documents reflecting a Lease Commitment.

“Leased Real Property” has the meaning specified in Section 5.10(b).

“Leave Employee” means an employee of either Seller or CIT as of the Closing Date who performs substantially all of his or her services for the Business and who is not actively at work on the Closing Date on account of illness, disability or other approved leave of absence.

“Lessee” means a lessee under a Purchased Lease.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, debt, obligation, or duty), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Limited Power of Attorney-Canada” means the Limited Power of Attorney in the form of Exhibit D-1.

“Limited Power of Attorney-US” means the Limited Power of Attorney in the form of Exhibit D-2.

“Losses” means any and all out-of-pocket losses, costs, claims, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

“MTM Equipment” means as of any date Test Equipment or Data Products owned by a Seller that is being rented by such Seller to a Person pursuant to MTM Lease Documents.

“MTM Fair Market Buy-out Equipment” means as of any date Test Equipment or Data Products owned by a Seller that is being rented by such Seller to a Person pursuant to MTM Fair Market Buy-out Lease Documents.

“MTM Fair Market Buy-out Lease Documents” means the instruments and documents under which Test Equipment or Data Products owned by a Seller is being rented by such Seller to a Person initially on a month-to month basis and which provides that the Lessee thereunder has the option to purchase the Test Equipment or Data Products subject thereto at fair market value.

“MTM Fixed Buy-out Equipment” means as of any date Test Equipment or Data Products owned by a Seller that is being rented by such Seller to a Person pursuant to MTM Fixed Buy-out Lease Documents.

“MTM Fixed Buy-out Lease Documents” means the instruments and documents under which Test Equipment or Data Products owned by a Seller is being rented by such Seller to a Person initially on a month-to month basis and which provides that the Lessee thereunder has the option to purchase the Test Equipment or Data Products subject thereto at a fixed or capped price (other than $1).

“MTM Lease Documents” means the instruments and documents under which Test Equipment or Data Products owned by a Seller is being rented by such Seller to a Person initially on a month-to month basis and which do not provide the Lessee thereunder with any option to purchase the Test Equipment or Data Products subject thereto at a fixed or capped price.

“Nontransferable Letter of Credit” means each letter of credit of a Seller as set forth in Schedule 5.5(C) that would be part of the Purchased Lease Documents but for the fact that it is nontransferable by its terms; provided, that upon replacement of any such letter of credit pursuant to Section 8.5, such letter of credit shall no longer be a “Nontransferable Letter of Credit.”

“Obligor” means, with respect to any Lease, the Lessee thereunder or any Guarantor.

“Off-Rent Equipment” means as of any date Test Equipment or Data Products owned by a Seller with respect to the Business that is not being leased or rented to any Person as of such date.

“Owned Software” has the meaning specified in Section 5.13(f).

“Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, re-examinations, renewals, extensions, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.

“Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) the contractual right of a Lessee arising under the Purchased Lease Documents, (d) the respective rights of Buyers, CIT or Sellers as provided herein and as contemplated in the Buyer Ancillary Agreements and the Seller Ancillary Agreements and (e) other liens that are subordinate to CIT’s or Seller’s liens, and that upon the Closing will be subordinate to either Buyer’s liens, on the applicable Purchased Lease Collateral.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Plan” means any Pension Plan or Welfare Plan.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preliminary Accounting Report” has the meaning specified in Section 3.3(a).

“Preliminary Purchase Price” has the meaning specified in Section 3.3(a).

“Preliminary Valuation Date Balance Sheet” has the meaning specified in Section 3.3(c).

“Premium” means $20,000,000.

“PST” means any provincial sales or goods and services Taxes imposed by any of the provinces or other jurisdictions within Canada. For the avoidance of doubt, PST shall include QST.

“Purchase Order” as of any date means an order placed by a Seller, with respect to the Business, with a Vendor under a Vendor Agreement for the purchase of Test Equipment or Data Products where such Seller has not received delivery of such Test Equipment or Data Products on or prior to such date.

“Purchase Price” has the meaning specified in Section 3.1(a).

“Purchased Assets” means the US Purchased Assets and the Canadian Purchased Assets.

“Purchased Equipment” means the US Purchased Equipment and the Canadian Purchased Equipment.

“Purchased Lease Collateral” means the US Purchased Lease Collateral and the Canadian Purchased Lease Collateral.

“Purchased Lease Documents” means the US Purchased Lease Documents and the Canadian Purchased Lease Documents.

“Purchased Leases” means the US Purchased Leases and the Canadian Purchased Leases.

“Purchased Leases and Test Equipment File” has the meaning specified in Section 3.3(a).

“QST” means any sales or goods and services Taxes levied under the Quebec Sales Tax Act.

“Quebec Sales Tax Act” means the Act Respecting the Quebec Sales Tax.

“Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body, and any judicial decisions interpreting such laws, statutes, regulations, rules, codes or ordinances.

“Seller” has the meaning specified in the introductory paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by CIT or either Seller under this Agreement or in connection herewith.

“Seller Group Members” means CIT, Sellers, any of their Affiliates and their successors and assigns.

“Seller Losses” has the meaning set forth in Section 11.2(a).

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including income, gross receipts, profits, excise, gaming, real or personal property, environmental, recapture, sales, use, goods and services, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by any Governmental Body (including the United States and any political subdivision thereof or therein, Canada, and any political subdivision thereof or therein, and any other non-U.S. national government and any political subdivision thereof or therein), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, and (ii) any obligations under any agreements or arrangements with any other Person with respect to Taxes of such other Person (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or non-U.S. tax law) and including any Liability for Taxes of any predecessor entity.

“Tax Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Test Equipment” means test and measurement equipment of the general type included in the inventory of Sellers as of the Balance Sheet Date.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide a Person with advantages over competitors of such Person who do not know or use it and documentation thereof (including related papers, blueprints, drawings, formulae, notebooks, specifications, designs, compilations of information), and all claims and rights related thereto.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, and all goodwill associated therewith throughout the world.

“Transferred Business Employee” has the meaning specified in Section 8.4(c).

“Transition Services Agreement” means the Transition Services Agreement specified in Section 7.6.

“US Assumed Liabilities” has the meaning specified in Section 2.3(a).

“US Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“US Buyer’s FSA” has the meaning specified in Section 8.4(d).

“US Files” has the meaning specified in Section 2.1(a).

“US Premium” means the portion of the premium allocated to the US Purchased Assets in accordance with Section 3.5(c).

“US Purchase Price” has the meaning specified in Section 3.1(b).

“US Purchase Price Allocation” has the meaning specified in Section 3.5(a).

“US Purchased Assets” has the meaning specified in Section 2.1(a).

“US Purchased Equipment” has the meaning specified in Section 2.1(a).

“US Purchased Lease Collateral” has the meaning specified in Section 2.1(a).

“US Purchased Lease Documents” has the meaning specified in Section 2.1(a).

“US Purchased Leases” means all of the Leases included in the US Purchased Lease Documents, as reflected in the Purchased Leases and Test Equipment File.

“Valuation Date” means the close of business on the day immediately prior to the Closing Date.

“Valuation Date Balance Sheet” has the meaning specified in Section 3.3.

“Valuation Date Purchased Leases Receivables” means the Valuation Date Receivables arising under the Purchased Leases, such amount being the sum of the amounts in the following accounts as reflected in the Valuation Date Balance Sheet:

(a) Accrued Rent Receivable Operating Lease-Bill (Account No. 069600); plus

(b) Accrued Rent Receivable Operating Lease-Collected (Account No. 069700); minus

(c) Unearned Income Operating Lease (Account No. 072900); minus

(d) Suspended Earnings-Other (Account No. 074400); minus

(e) Collections Clearing (Account No. 075106); minus

(f) Dealer Holdbacks (Account No. 250000); minus

(g) Security Deposits (Account No. 298500).

“Valuation Date Receivables” means all uncollected amounts that are due and payable under the Purchased Leases as of the Valuation Date, including all currently due lease rentals, late charges, amounts due with respect to any sales Tax, property Tax, or insurance premiums previously paid by a Seller on behalf of the respective Lessee.

“Vendor” means a vendor or manufacturer of Test Equipment.

“Vendor Agreement” means an agreement between a Seller, with respect to the Business, and a Vendor pursuant to which such Vendor agrees to sell to such Seller Test Equipment or Data Products to be, or that has been, leased to Lessees.

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

2.1. Purchased Assets.

(a) US Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, CIT Technologies shall, and CIT shall cause CIT Technologies to, sell, transfer, assign, convey and deliver to US Buyer, and US Buyer shall purchase from CIT

Technologies, free and clear of all Encumbrances (except for Permitted Encumbrances), all of CIT Technologies’ right, title and interest in, to and under the following as the same shall exist on the Closing Date (collectively, the “US Purchased Assets”):

(i) all of the ETR $1 Buy-out Equipment, the ETR Fair Market Buy-out Equipment, the ETR Fixed Buy-out Equipment, the MTM Equipment, the MTM Fair Market Buy-out Equipment, the MTM Fixed Buy-out Equipment and the Off-Rent Equipment owned by CIT Technologies as of the Closing Date (the “US Purchased Equipment”);

(ii) all of the ETR $1 Buy-out Lease Documents, the ETR Fair Market Buy-out Lease Documents, the ETR Fixed Buy-out Lease Documents, the MTM Lease Documents, the MTM Fair Market Buy-out Lease Documents and the MTM Fixed Buy-out Lease Documents to which CIT Technologies is a party or by which it is bound (collectively, the “US Purchased Lease Documents”), including the US Purchased Leases;

(iii) all claims or causes of action of CIT Technologies arising under the US Purchased Lease Documents against (i) Lessees, (ii) Guarantors and (iii) assets and properties securing payment of amounts payable under US Purchased Lease Documents, including all credit enhancement instruments (or portions thereof) relating solely to the US Purchased Lease Documents or Canadian Purchased Lease Documents and all insurance policies maintained by or on behalf of a Lessee pursuant to US Purchased Lease Documents (such assets and properties being referred to herein as “US Purchased Lease Collateral”);

(iv) all Valuation Date Receivables attributable to the US Purchased Leases;

(v) the Governmental Permits held by CIT Technologies listed in Schedule 5.6 (to the extent assignable);

(vi) the leases of Leased Real Property to which CIT Technologies is a party or by which it is bound listed in Schedule 5.11(B);

(vii) all machinery, equipment, vehicles, furniture and other personal property owned by CIT Technologies and used primarily in the Business, including the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.12(A);

(viii) the personal property leases to which CIT Technologies is a party or by which it is bound listed in Schedule 5.12(B) and the personal property leases to which CIT Technologies is a party or by which it is bound with respect to the Business not required to be listed therein;

(ix) the Business Intellectual Property of CIT Technologies;

(x) the Business Software of CIT Technologies;

(xi) the Business Trade Secrets of CIT Technologies;

(xii) the agreements, contracts, licenses, sublicenses, assignments and indemnities to which CIT Technologies is a party or by which it is bound listed in Schedule 5.13(C);

(xiii) the contracts, agreements or understandings to which CIT Technologies is a party or by which it is bound listed or described in Schedule 5.15;

(xiv) all rights, claims or causes of action against third Persons relating to the US Purchased Assets arising out of the transactions occurring prior to the Closing Date, including, to the extent assignable, all rights of CIT Technologies under licenses or warranties from manufacturers, vendors or distributors of US Purchased Equipment;

(xv) all US Purchased Lease Documents (original execution copies or, if not available, duplicates thereof), along with the credit and transaction files (including all information stored on discs, tapes or other media) of CIT Technologies relating to the US Purchased Lease Documents (the “US Files”), and all other books and records (including all data and other information stored on discs, tapes or other media) of CIT Technologies relating to the assets, properties, business and operations of the Business, including sales, advertising and marketing materials; and

(xvi) all telephone, telex and telephone facsimile numbers and other directory listings utilized by CIT Technologies primarily in connection with the Business.

(b) Canadian Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, CIT Canada shall, and CIT shall cause CIT Canada to, sell, transfer, assign, convey and deliver to Canadian Buyer, and Canadian Buyer shall purchase from CIT Canada, free and clear of all Encumbrances (except for Permitted Encumbrances), all of CIT Canada’s right, title and interest in, to and under the following as the same shall exist on the Closing Date (collectively, the “Canadian Purchased Assets”):

(i) all of the ETR $1 Buy-out Equipment, the ETR Fair Market Buy-out Equipment, the ETR Fixed Buy-out Equipment, the MTM Equipment, the MTM Fair Market Buy-out Equipment, the MTM Fixed Buy-out Equipment and the Off-Rent Equipment owned by CIT Canada as of the Closing Date (the “Canadian Purchased Equipment”);

(ii) all of the ETR $1 Buy-out Lease Documents, the ETR Fair Market Buy-out Lease Documents, the ETR Fixed Buy-out Lease Documents, the MTM Lease Documents, the MTM Fair Market Buy-out Lease Documents and the MTM Fixed Buy-out Lease Documents to which CIT Canada is a party or by which it is bound (collectively, the “Canadian Purchased Lease Documents”), including the Canadian Purchased Leases;

(iii) all claims or causes of action of CIT Canada arising under the Canadian Purchased Lease Documents against (i) Lessees, (ii) Guarantors and (iii) assets and properties securing payment of amounts payable under Canadian Purchased Lease

Documents, including all credit enhancement instruments relating solely to the Canadian Purchased Lease Documents or US Purchased Lease Documents and all insurance policies maintained by or on behalf of a Lessee pursuant to Canadian Purchased Lease Documents (such assets and properties being referred to herein as “Canadian Purchased Lease Collateral”);

(iv) all Valuation Date Receivables attributable to the Canadian Purchased Leases;

(v) the Governmental Permits held by CIT Canada listed in Schedule 5.6 (to the extent assignable);

(vi) the leases of Leased Real Property to which CIT Canada is a party or by which it is bound listed in Schedule 5.11(B);

(vii) all machinery, equipment, vehicles, furniture and other personal property owned by CIT Canada and used primarily in the Business, including the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.12(A);

(viii) the personal property leases to which CIT Canada is a party or by which it is bound listed in Schedule 5.12(B) and the personal property leases to which CIT Canada is a party or by which it is bound with respect to the Business not required to be listed therein;

(ix) the Business Intellectual Property of CIT Canada;

(x) the Business Software of CIT Canada;

(xi) the Business Trade Secrets of CIT Canada;

(xii) the agreements, contracts, licenses, sublicenses, assignments and indemnities to which CIT Canada is a party or by which it is bound listed in Schedule 5.13(C);

(xiii) the contracts, agreements or understandings to which CIT Canada is a party or by which it is bound listed or described in Schedule 5.15;

(xiv) all rights, claims or causes of action against third Persons relating to the Canadian Purchased Assets arising out of the transactions occurring prior to the Closing Date, including, to the extent assignable, all rights of CIT Canada under licenses or warranties from manufacturers, vendors or distributors of Canadian Purchased Equipment;

(xv) all Canadian Purchased Lease Documents (original execution copies or, if not available, duplicates thereof), along with the credit and transaction files (including all information stored on discs, tapes or other media) of CIT Canada relating to the Canadian Purchased Lease Documents (the “Canadian Files”), and all other books and records

(including all data and other information stored on discs, tapes or other media) of CIT Canada relating to the assets, properties, business and operations of the Business, including sales, advertising and marketing materials; and

(xvi) all telephone, telex and telephone facsimile numbers and other directory listings utilized by CIT Canada primarily in connection with the Business.

2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a) all cash, bank deposits and cash equivalents (other than any of the same which constitute Purchased Lease Collateral) of CIT or either Seller;

(b) all insurance policies of CIT or either Seller;

(c) all rights, claims or causes of action of CIT or either Seller against third Persons relating to the Excluded Assets or the Excluded Liabilities;

(d) all claims, rights and interests of CIT or either Seller in and to any refund for Taxes allocable to periods ending on or prior to the Valuation Date;

(e) the name “CIT” or any trade names, trademarks, servicemarks, domain names or logos to the extent the same incorporates such name or any variation thereof;

(f) the computer systems, hardware, telecommunications systems, network infrastructure, equipment (other than Purchased Equipment) and Software not located at the Leased Real Property in Dallas Texas or in Montreal, Quebec but otherwise used by either Seller in the conduct of the Business as it is currently conducted; provided, that the Business Software identified in Schedule 5.13(B) as being located in Livingston, New Jersey and to be migrated to Buyers after Closing shall be a Purchased Asset; and

(g) all assets and related rights, intangible or otherwise, set forth in Schedule 2.2.

2.3. Assumed Liabilities.

(a) US Assumed Liabilities. On the Closing Date, US Buyer shall deliver to CIT Technologies the Instrument of Assumption-US pursuant to which US Buyer shall assume and agree to pay, perform or otherwise discharge the following obligations and liabilities of CIT Technologies in accordance with their respective terms and subject to the respective conditions thereof:

(i) all contractual obligations of CIT Technologies to be performed after the Valuation Date under:

(A) the US Purchased Lease Documents;

(B) the Lease Commitment Documents to which CIT Technologies is a party or by which it is bound relating to Lease Commitments listed in Schedule 5.5(F) and any Lease Commitments entered into by CIT Technologies between the date of such schedule and the Closing Date consistent with the terms of this Agreement;

(C) the Business Agreements to which CIT Technologies is a party or by which it is bound; and

(D) the contracts and other agreements to which CIT Technologies is a party or by which it is bound with respect to the Business not required by the terms of Section 5.15 to be listed in a Schedule to this Agreement and the leases, contracts and other agreements entered into by CIT Technologies with respect to the Business after the date hereof consistent with the terms of this Agreement (including Purchase Orders outstanding as of the Valuation Date);

(ii) all liabilities in respect of Taxes for which US Buyer is liable pursuant to Section 8.2; and

(iii) all liabilities of CIT Technologies for which US Buyer is liable pursuant to Section 8.4.

All of the foregoing liabilities and obligations to be assumed by US Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “US Assumed Liabilities.”

(b) Canadian Assumed Liabilities. On the Closing Date, Canadian Buyer shall deliver to CIT Canada the Instrument of Assumption-Canada pursuant to which Canadian Buyer shall assume and agree to pay, perform or otherwise discharge the following obligations and liabilities of CIT Canada in accordance with their respective terms and subject to the respective conditions thereof:

(i) all contractual obligations of CIT Canada to be performed after the Valuation Date under:

(A) the Canadian Purchased Lease Documents;

(B) the Lease Commitment Documents to which CIT Canada is a party or by which it is bound relating to Lease Commitments listed in Schedule 5.5(F) and any Lease Commitments entered into by CIT Canada between the date of such schedule and the Closing Date consistent with the terms of this Agreement;

(C) the Business Agreements to which CIT Canada is a party or by which it is bound; and

(D) the contracts and other agreements to which CIT Canada is a party or by which it is bound with respect to the Business not required by the terms of Section 5.15 to be listed in a Schedule to this Agreement and the leases, contracts and other agreements entered into by CIT Canada with respect to the Business after the date hereof consistent with the terms of this Agreement (including Purchase Orders outstanding as of the Valuation Date);

(ii) all liabilities in respect of Taxes for which Canadian Buyer is liable pursuant to Section 8.2; and

(iii) all liabilities of CIT Canada for which Canadian Buyer is liable pursuant to Section 8.4.

All of the foregoing liabilities and obligations to be assumed by Canadian Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Canadian Assumed Liabilities.”

2.4. Excluded Liabilities. Neither Buyer shall assume or be obligated to pay, perform or otherwise assume or discharge any obligations or liabilities of either Seller, whether direct or indirect, known or unknown, or absolute or contingent, not expressly assumed by such Buyer pursuant to the Instrument of Assumption delivered by such Buyer or otherwise expressly assumed by such Buyer in this Agreement (all such obligations and liabilities not so assumed being herein called the “Excluded Liabilities”). Without limiting the generality of the foregoing sentence, and notwithstanding the provisions of Section 2.3, none of the following shall be assumed by either Buyer (and each of them shall be deemed not to constitute Assumed Liabilities):

(a) any intercompany payables or other liabilities or obligations of CIT or either Seller to any Affiliate of CIT or Seller;

(b) any losses, liabilities or obligations in respect of any Excluded Assets;

(c) any liabilities or obligations in respect of any Taxes for which either Seller is liable pursuant to Section 8.2;

(d) any liabilities in respect of indebtedness for borrowed money for which either Seller is liable;

(e) any liabilities in respect of the actions, suits or proceedings described or referred to in Schedule 5.8;

(f) except as provided in Section 8.4, any liabilities in respect of any employee benefit plan or similar arrangement maintained by CIT or either Seller for the benefit of any employees of the Business; and

(g) except as provided in Section 8.4, any liabilities arising as a result of the employment prior to, and as of, the Closing of any employees of the Business or termination by either Seller of any employees of the Business, including any claims under Sellers’ current severance plan or, in the case of any Business Employee (including any Excepted Business Employee or Leave Employee) employed by CIT Canada, any pay in lieu of notice or severance as is required by applicable law.

ARTICLE III

PURCHASE PRICE

3.1. Purchase Price.

(a) The purchase price for the Purchased Assets (the “Purchase Price”) shall be the sum of the US Purchase Price and the Canadian Purchase Price.

(b) The purchase price for the US Purchased Assets (the “US Purchase Price”) shall be the sum of:

(i) the Valuation Date Purchased Leases Receivables relating to the US Purchased Leases; plus

(ii) the Fair Book Value of the Purchased Equipment relating to the US Purchased Equipment as of the Valuation Date; plus

(iii) the US Premium; minus

(iv) the Accrued Vacation Amount relating to Transferred Business Employees employed by CIT Technologies immediately prior to the Closing.

(c) The purchase price for the Canadian Purchased Assets (the “Canadian Purchase Price”) shall be the sum of:

(i) the Valuation Date Purchased Leases Receivables relating to the Canadian Purchased Leases; plus

(ii) the Fair Book Value of the Purchased Equipment relating to the Canadian Purchased Equipment as of the Valuation Date; plus

(iii) the Canadian Premium; minus

(iv) the Accrued Vacation Amount relating to Transferred Business Employees employed by CIT Canada immediately prior to the Closing.

(d) Set forth in Schedule 3.1(D) is an example of a computation of the Purchase Price based on the Balance Sheet Date Pro Forma Balance Sheet.

3.2. Determination of Estimated Purchase Price. Not later than two business days prior to the Closing Date, CIT Technologies shall deliver to US Buyer a certificate executed on behalf of CIT Technologies by its President or any Vice President, dated such date, setting forth the Estimated Purchase Price, as determined by CIT Technologies in good faith and in form reasonably satisfactory to US Buyer, and based upon the methodology for determining the Purchase Price set forth in Section 3.1 and information estimated by CIT Technologies in good faith as of the Closing Date; provided, however, that if such estimated information is as of a date after the Balance Sheet Date, CIT Technologies shall provide such estimated information to US Buyer in reasonable detail upon the delivery of the aforementioned certificate.

3.3. Determination of Purchase Price.

(a) As promptly as practicable following the Closing Date (but not later than 45 days after the Closing Date), CIT Technologies shall

(i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet as of the Valuation Date, which balance sheet shall reflect the Purchased Assets and the Assumed Liabilities (the “Preliminary Valuation Date Balance Sheet”);

(ii) determine the Purchase Price in accordance with the provisions of this Agreement (such Purchase Price as determined by CIT Technologies being called the “Preliminary Purchase Price”);

(iii) deliver to US Buyer a computer file containing the information described in Schedule 3.3 as of the Valuation Date (the “Purchased Leases and Test Equipment File”), which file shall reflect all of the Purchased Leases and Purchased Equipment; and

(iv) deliver to US Buyer the Preliminary Valuation Date Balance Sheet and a certificate setting forth the Preliminary Purchase Price (the “Preliminary Accounting Report”).

(b) Promptly following receipt of the Preliminary Accounting Report, US Buyer shall review the same and, within 60 days after the date of such receipt, may deliver to CIT Technologies a certificate (signed by its President or any Vice President) setting forth its objections to the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price as set forth in the Preliminary Accounting Report together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. If US Buyer does not so object within such 60-day period, the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report shall be final and binding as the “Valuation Date Balance Sheet” and the Purchase Price, respectively, for purposes of this Agreement.

(c) If US Buyer so objects within such 60-day period, US Buyer and CIT Technologies shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price and, if US Buyer and CIT Technologies so resolve all such differences, the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the Valuation Date Balance Sheet and the Purchase Price, respectively, for purposes of this Agreement.

(d) If any objections raised by US Buyer are not resolved by Agreed Adjustments within the 30-day period next following such 60-day period, then US Buyer and CIT Technologies shall submit the objections that are then unresolved to KPMG LLP (the “Accounting Firm”), and the Accounting Firm shall be directed by US Buyer and CIT

Technologies to resolve the unresolved objections (based solely on the presentations by US Buyer and by CIT Technologies as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of US Buyer and CIT Technologies setting forth its resolution of the disputed matters. The Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the Valuation Date Balance Sheet and the Purchase Price, respectively, for purposes of this Agreement.

(e) Each Buyer and each Seller shall make available to US Buyer, CIT Technologies and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder, if any, shall be paid 50% by US Buyer and 50% by CIT Technologies.

3.4. Adjustment of Payment in Respect of Purchase Price. Promptly after (but not later than five days after) the determination of the Purchase Price pursuant to Section 3.3 that is final and binding as set forth therein:

(a) if the Purchase Price (as so determined) exceeds the Estimated Purchase Price, US Buyer, on behalf of itself and as agent for Canadian Buyer, shall pay to CIT Technologies, as agent for Sellers, by wire transfer of immediately available funds an aggregate amount equal to the excess of (i) the Purchase Price over (ii) the Estimated Purchase Price, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; or

(b) if the Estimated Purchase Price exceeds the Purchase Price (as so determined), CIT Technologies, on behalf of itself and as agent for CIT Canada, shall pay to US Buyer, as agent for Buyers, by wire transfer of immediately available funds an aggregate amount equal to the excess of (i) the Estimated Purchase Price over (ii) the Purchase Price, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate.

3.5. Allocation of Purchase Price.

(a) The US Purchase Price (including, for purposes of this Section 3.5(a), any other consideration treated for U.S. federal income tax purposes as being paid to CIT Technologies, including any applicable liabilities assumed or taken subject to) shall be allocated among the US Purchased Assets (and any other assets, including the Covenant Not to Compete, that are considered to be acquired by US Buyer for U.S. federal income tax purposes) in accordance with Section 1060 of the Code. CIT Technologies and US Buyer shall cooperate and mutually agree on the determination of the US Purchase Price allocation (the “US Purchase Price Allocation”). CIT Technologies and US Buyer agree to (i) be bound by the US Purchase Price Allocation, and (ii) act in accordance with the US Purchase Price Allocation in the filing of all United States Tax Returns (including filing IRS Form 8594 (and any supplemental or amended Form 8594) with their United States federal income Tax Return for the taxable year that includes the Closing Date). Notwithstanding the foregoing, if CIT Technologies and US Buyer are unable to agree to an allocation of the US Purchase Price within 90 days after the determination of the Purchase Price pursuant to Section 3.3 that is final and binding, as set forth therein, or by such later date as agreed to by CIT Technologies and US Buyer, each of CIT Technologies and US Buyer may file IRS Form 8594 (and any supplemental or amended Form 8594), and any United States federal, state or local, or non-U.S. Tax Returns, allocating the US Purchase Price among the US Purchased Assets (and any other assets referred to in the first sentence of this Section 3.5(a)) in the manner each party believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. CIT Technologies and US Buyer agree to provide the other party promptly with any other information required to complete Form 8594, but only to the extent required by the Code.

(b) The Canadian Purchase Price (including, for purposes of this Section 3.5(b), any other consideration treated for Canadian federal income tax purposes as being paid to CIT Canada, including any applicable liabilities assumed or taken subject to) shall be allocated among the Canadian Purchased Assets (and any other assets that are considered to be given to or acquired by Canadian Buyer for Canadian federal and provincial income tax purposes) on a reasonable basis and in accordance with the Canadian Act and analogous Canadian provincial law. CIT Canada and Canadian Buyer shall cooperate and mutually agree on the determination of such allocation (the “Canadian Purchase Price Allocation”). CIT Canada and Canadian Buyer agree to (i) be bound by the Canadian Purchase Price Allocation, and (ii) act in accordance with the Canadian Purchase Price Allocation in the filing of all Canadian Tax Returns. Notwithstanding the foregoing, if CIT Canada and Canadian Buyer are unable to agree to the Canadian Purchase Price Allocation within 90 days after the determination of the Purchase Price pursuant to Section 3.3 that is final and binding, as set forth therein, or by such later date as agreed to by CIT Canada and Canadian Buyer, each of CIT Canada and Canadian Buyer may file any Canadian federal, provincial or local or non-Canadian Tax Returns, allocating the Canadian Purchase Price among the Canadian Purchased Assets (and other assets referred to in the first sentence of this Section 3.5(b)) in the manner each party believes appropriate, provided such allocation is reasonable and in accordance with the Canadian Act. CIT Canada and the Canadian Buyer agree to duly make and file, within the time and in the manner permitted by the relevant law, such elections or designations pursuant to proposed paragraph 56.4(3)(b) of the Canadian Act (or any similar provision which is enacted for the same purpose) and any analogous provision of Canadian provincial law, as may be requested by CIT Canada in order that the portion (if any) of the Canadian Purchase Price allocated to the Covenant Not to Compete shall be treated under the Canadian Act and analogous provisions of any Canadian provincial law, as an “eligible capital amount” for the purposes of the Canadian Act.

(c) Sellers and Buyers shall cooperate and mutually agree on the determination of the US Premium and the Canadian Premium subsequent to the Closing Date; provided, that if the parties are unable to reach agreement within 30 days after the determination of the Purchase Price pursuant to Section 3.3 that is final and binding, as set forth therein, or such later date as agreed to by the parties, the US Premium shall be deemed to be the Premium multiplied by a fraction, (i) the numerator of which is the US Purchase Price that would be arrived at pursuant to Section 3.1(b) if the US Premium were zero, and (ii) the denominator of which is the excess of the Purchase Price over the Premium. The Canadian Premium shall be the excess of the Premium over the US Premium.

ARTICLE IV

CLOSING

4.1. Closing Date. Subject to the provisions of Article IX and Article X, the Closing shall be consummated on June 1, 2004, or such later date as may be agreed upon by US Buyer and CIT Technologies, at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, Chicago, Illinois, or at such other place as shall be agreed upon by US Buyer and CIT Technologies. The date on which the Closing is actually held is sometimes referred to herein as the “Closing Date.” The Closing shall be deemed effective as of 12:01 A.M., Central time, on the Closing Date.

4.2. Payment on the Closing Date. At the Closing, US Buyer, on behalf of itself and as agent for Canadian Buyer, shall pay to CIT Technologies, as agent for Sellers, an aggregate amount equal to the Estimated Purchase Price by wire transfer of immediately available funds in such amount or amounts and to such account or accounts as CIT Technologies shall designate in writing to US Buyer at least two business days prior to the Closing.

4.3. Deliveries by Buyers.

(a) Deliveries by US Buyer. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing US Buyer shall deliver to CIT Technologies all the following:

(i) copy of the charter of US Buyer, certified as of a recent date by the Secretary of State of California;

(ii) certificate of good standing of US Buyer issued as of a recent date by the Secretary of State of the State of California;

(iii) certificate of the secretary or an assistant secretary of US Buyer, dated the Closing Date, in form and substance reasonably satisfactory to CIT Technologies, as to (A) no amendments to the charter of US Buyer since the date of the certificate specified in clause (i) above; (B) the by-laws of US Buyer (including a copy thereof); (C) the resolutions of the Board of Directors (or the Executive Committee of the Board of Directors) of US Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including a copy thereof); and (D) incumbency and signatures of the officers of US Buyer executing this Agreement and any Buyer Ancillary Agreement;

(iv) the Instrument of Assumption-US, duly executed by US Buyer;

(v) the certificate contemplated by Section 10.1, duly executed by US Buyer;

(vi) the Covenant Not to Compete, duly executed by an authorized officer of US Buyer; and

(vii) the Transition Services Agreement, duly executed by US Buyer.

(b) Deliveries by Canadian Buyer. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Canadian Buyer shall deliver to CIT Canada all the following:

(i) copy of the charter of Canadian Buyer, certified as of a recent date by the British Columbia Ministry of Finance Corporate and Personal Property Registries;

(ii) certificate of status of Canadian Buyer issued as of a recent date by the British Columbia Ministry of Finance Corporate and Personal Property Registries;

(iii) certificate of the secretary or an assistant secretary of Canadian Buyer, dated the Closing Date, in form and substance reasonably satisfactory to CIT Canada, as to (A) no amendments to the charter of Canadian Buyer since the date of the certificate specified in clause (i) above; (B) the by-laws of Canadian Buyer (including a copy thereof); (C) the resolutions of the Board of Directors (or the Executive Committee of the Board of Directors) of Canadian Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including a copy thereof); and (D) incumbency and signatures of the officers of Canadian Buyer executing this Agreement and any Buyer Ancillary Agreement;

(iv) the Instrument of Assumption-Canada, duly executed by Canadian Buyer;

(v) the certificate contemplated by Section 10.1, duly executed by Canadian Buyer;

(vi) the Transition Services Agreement, duly executed by Canadian Buyer;

(vii) the GST and QST elections contemplated by Section 8.2(e); and

(viii) a purchase exemption certificate or other necessary document, dated the Closing Date, in form and substance reasonably satisfactory to CIT Canada, evidencing that Canadian Buyer qualifies, as of the Closing Date, for an exemption, to the extent set forth therein, from any PST imposed by British Columbia, Saskatchewan, Prince Edward Island, Manitoba, Ontario or Quebec.

4.4. Deliveries of CIT or Sellers.

(a) Deliveries by CIT. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing CIT shall deliver to Buyers all of the following:

(i) copy of the charter of CIT, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) certificate of good standing of CIT issued as of a recent date by the Secretary of State of the State of Delaware;

(iii) certificate of the secretary or an assistant secretary of CIT, dated the Closing Date, in form and substance reasonably satisfactory to US Buyer, as to (A) no amendments to the charter of CIT since the date of the certificate specified in clause (i) above; (B) the by-laws of CIT (including a copy thereof); (C) the resolutions of the Board of Directors (or the Executive Committee of the Board of Directors) of CIT authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including a copy thereof); and (D) incumbency and signatures of the officers of CIT executing this Agreement and any Seller Ancillary Agreement;

(iv) all consents, waivers or approvals obtained by CIT with respect to the assignment of the Purchased Assets or consummation of the transactions contemplated hereby;

(v) the certificate contemplated by Section 9.1, duly executed by CIT;

(vi) the Transition Services Agreement, duly executed by CIT; and

(vii) the Covenant Not to Compete, duly executed by CIT.

(b) Deliveries by CIT Technologies. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing CIT Technologies shall deliver to US Buyer all of the following:

(i) copy of the charter of CIT Technologies, certified as of a recent date by the Secretary of State of the State of Michigan;

(ii) certificate of good standing of CIT Technologies issued as of a recent date by the Secretary of State of the State of Michigan;

(iii) certificate of the secretary or an assistant secretary of CIT Technologies, dated the Closing Date, in form and substance reasonably satisfactory to US Buyer, as to (A) no amendments to the charter of CIT Technologies since the date of the certificate specified in clause (i) above; (B) the by-laws of CIT Technologies (including a copy thereof); (C) the resolutions of the Board of Directors (or the Executive Committee of the Board of Directors) of CIT Technologies authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including a copy thereof); and (D) incumbency and signatures of the officers of CIT Technologies executing this Agreement and any Seller Ancillary Agreement;

(iv) the Instrument of Assignment-US, duly executed by CIT Technologies;

(v) all consents, waivers or approvals obtained by CIT Technologies with respect to the assignment of the Purchased Assets or consummation of the transactions contemplated hereby;

(vi) the certificate contemplated by Section 9.1, duly executed by CIT Technologies;

(vii) the Transition Services Agreement, duly executed by CIT Technologies; and

(viii) the Limited Power of Attorney-US, duly executed by CIT Technologies.

(c) Deliveries by CIT Canada. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing CIT Canada shall deliver to Canadian Buyer all of the following:

(i) copy of the articles of amalgamation and articles of amendment of CIT Canada, certified as of a recent date by the Ontario Ministry of Consumer and Business Services;

(ii) certificate of good standing of CIT Canada issued as of a recent date by the Ontario Ministry of Consumer and Business Services;

(iii) certificate of the secretary or an assistant secretary of CIT Canada, dated the Closing Date, in form and substance reasonably satisfactory to Canadian Buyer, as to (A) no amendments to the charter of CIT Canada since the date of the certificate specified in clause (i) above; (B) the by-laws of CIT Canada (including a copy thereof); (iii) the resolutions of the Board of Directors (or the Executive Committee of the Board of Directors) of CIT Canada authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including a copy thereof); and (iv) incumbency and signatures of the officers of CIT Canada executing this Agreement and any Seller Ancillary Agreement;

(iv) the Instrument of Assignment-Canada, duly executed by CIT Canada;

(v) all consents, waivers or approvals obtained by CIT Canada with respect to the assignment of the Purchased Assets or consummation of the transactions contemplated hereby;

(vi) the certificate contemplated by Section 9.1, duly executed by CIT Canada;

(vii) the Transition Services Agreement, duly executed by CIT Canada; and

(viii) the Limited Power of Attorney-Canada, duly executed by CIT Canada.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CIT AND SELLERS

As an inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers, and, for the purposes of Sections 5.1, 5.2 and 5.17 only, CIT, represent and warrant to Buyers and agree as follows:

5.1. Organization. CIT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIT Technologies is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. CIT Canada is a corporation duly incorporated, validly existing and in good standing under the laws of Ontario. CIT Technologies has the corporate power and authority to own the US

Purchased Assets and to carry on the Business as currently conducted by it. CIT Canada has the corporate power and authority to own the Canadian Purchased Assets and to carry on the Business as currently conducted by it.

5.2. Authority.

(a) Each of CIT, CIT Technologies and CIT Canada has full corporate power and authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements to which it is a party. The execution, delivery and performance by CIT of this Agreement and of each Seller Ancillary Agreement to which CIT is a party have been duly authorized and approved by the Board of Directors of CIT (or a duly authorized committee thereof) to the extent required. The execution, delivery and performance by each Seller of this Agreement and of each Seller Ancillary Agreement to which such Seller is a party have been duly authorized and approved by the Board of Directors of such Seller (or a duly authorized committee thereof) to the extent required. No further authorization or consent of CIT, CIT Technologies or CIT Canada or their respective shareholders is required with respect thereto. This Agreement has been duly authorized, executed and delivered by CIT and each Seller and is the legal, valid and binding obligation of CIT and each Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to which CIT or either Seller is a party has been duly authorized by CIT or such Seller and upon execution and delivery by CIT or such Seller will be a legal, valid and binding obligation of CIT or such Seller, as the case may be, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) Except as set forth in Schedule 5.2, none of the execution and delivery by CIT or either Seller of this Agreement or any Seller Ancillary Agreement, the consummation by CIT or either Seller of any transaction contemplated hereby or thereby, or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by CIT or either Seller will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the charter or by-laws of CIT or either Seller, (B) any Purchased Lease Documents or any Business Agreements, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which CIT or either Seller is a party or by which CIT or either Seller is bound, (D) any Court Order to which CIT or either Seller is a party or any of the Purchased Assets is subject or by which CIT or either Seller is bound, or (E) any Requirements of Laws applicable to CIT, either Seller, or the Purchased Assets, except, in the case of clauses (B) and (C) above, for any conflicts, defaults or cancellations which, individually or in the aggregate, would not have a material adverse effect on the business or financial condition of the Business; or

(ii) require the approval, consent, authorization or act of, or the making by CIT or either Seller of any declaration, filing or registration with, any Person, except for such approvals, consents, authorizations, acts, declarations, filings or registrations which, individually or in the aggregate, would not have a material adverse effect on the business or financial condition of the Business.

5.3. Pro Forma Balance Sheet.

(a) Schedule 5.3(A) contains the unaudited pro forma balance sheet of the assets and liabilities of Sellers with respect to the Business (excluding the Excluded Assets and the Excluded Liabilities) as of the Balance Sheet Date (the “Balance Sheet Date Pro Forma Balance Sheet”). The Balance Sheet Date Pro Forma Balance Sheet presents fairly in all material respects such assets and liabilities in accordance with generally accepted accounting principles consistent with the books and records and past practices of Sellers, except that the Balance Sheet Date Pro Forma Balance Sheet does not contain footnotes and except as set forth in Schedule 5.3(B).

(b) The net book value of the ETR $1 Buy-out Equipment is reflected in the Balance Sheet Date Pro Forma Balance Sheet, and will be reflected in the Valuation Date Balance Sheet, as follows:

(i) until such time as the applicable purchase option for such equipment becomes exercisable, such equipment is reflected at the net book value of such equipment as of the date of origination of the related lease (determined by depreciating the original acquisition cost of such equipment over its original useful life) less accumulated straight line depreciation from the date of origination of such lease to the date on which the applicable purchase option is first exercisable, and

(ii) at all times after the applicable purchase option is exercisable, such equipment is reflected at $1.00.

(c) The net book value of the ETR Fixed Buy-out Equipment and the MTM Fixed Buy-out Equipment is reflected in the Balance Sheet Date Pro Forma Balance Sheet, and will be reflected in the Valuation Date Balance Sheet, as follows:

(i) If the net book value of such equipment, determined by depreciating the original acquisition cost of such equipment over the original useful life of such equipment, is greater than or equal to the applicable purchase price option for such equipment, then such equipment is reflected at the net book value of such equipment at the date of origination of the related lease less accumulated straight line depreciation from the date of origination to the date on which the applicable purchase option is first exercisable (with the amount depreciated being the excess of the net book value of such equipment at the date of origination over the applicable purchase option amount).

(ii) If the net book value of such equipment, determined by depreciating the original acquisition cost of such equipment over the original useful life of such equipment, is less than the applicable purchase price option for such equipment, then such equipment is reflected at such net book value.

5.4. Operations Since Balance Sheet Date.

(a) Except as set forth in Schedule 5.4(A), since the Balance Sheet Date, there has been no material adverse change in the Purchased Assets taken as a whole, and, to the Knowledge of Sellers, no fact or condition exists or is threatened which might reasonably be expected to cause a material adverse change in the Purchased Assets taken as a whole.

(b) Except as set forth in Schedule 5.4(B), since the Balance Sheet Date, Sellers have conducted the Business only in the ordinary course and in conformity with past practice.

5.5. Purchased Lease Documents.

(a) Sellers have heretofore delivered to Buyers a computer file containing:

(i) the information described in Schedule 5.5(A) as of the Balance Sheet Date (the “Balance Sheet Date Leases and Test Equipment Computer File”), which computer file reflects all Leases and Test Equipment and Data Products of Sellers with respect to the Business as of the Balance Sheet Date; and

(ii) the aging of the Receivables under the Leases included in the Balance Sheet Date Leases and Test Equipment Computer File as of the Balance Sheet Date (the “Balance Sheet Date Receivables Aging”).

The information contained in the Balance Sheet Date Leases and Test Equipment Computer File and the Balance Sheet Date Receivables Aging was complete and correct as of the Balance Sheet Date.

(b) Except as provided in Schedule 5.5(B), with respect to each Valuation Date Receivable included in the Purchased Assets:

(i) such Valuation Date Receivable is true, valid and genuine, arises from a bona fide transaction in the ordinary course of Business and represents the valid, binding and enforceable obligation of the applicable Lessee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general equity principles;

(ii) such Valuation Date Receivable is not subject to any valid off-set, deduction, defense or counterclaim or any subordination agreement to which either Seller is a party or by which it is bound, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general principles of equity;

(iii) neither Seller nor any other Person acting for or on behalf of either Seller has made (A) any agreement or waiver, or reached any understanding with the Lessee on such Valuation Date Receivable for any variation of the rent, schedule of payments, amount thereof, or any other terms or condition thereof which materially impairs or materially adversely affects such Valuation Date Receivable or (B) any advance, extension or other accommodation to such obligor for purposes of changing or beneficially affecting the delinquency status of such Valuation Date Receivable or which otherwise materially impairs or adversely affects such Valuation Date Receivable, except as reflected in the Files;

(iv) no such Valuation Date Receivable arises from the sale or lease of Test Equipment or Data Products covered by a certificate of title statute; and

(v) no such Valuation Date Receivable relates to a Lease with respect to which there is pending against a Seller, or, to the Knowledge of Sellers, threatened against a Seller any litigation, arbitration, administrative proceeding or governmental investigation.

(c) Schedule 5.5(C) contains a list as of the date hereof setting forth (i) each certificate of deposit held as collateral to secure repayment of any Valuation Date Receivable and (ii) each letter of credit which has been issued for the benefit of a Seller to secure repayment of any Valuation Date Receivable, including a description of the issuer thereof, the principal amount or maximum amount drawable thereunder, the expiration or maturity date thereof and whether it is a Nontransferable Letter of Credit).

(d) Except as set forth in Schedule 5.5(D), with respect to the Purchased Lease Documents included in the Purchased Assets:

(i) the transaction documents contained in a File of a Seller relating to a Receivable accurately describes in all material respects the transaction to which the documents relate (including oral or written amendments, modifications, side-letters, supplements or other arrangements or agreements in existence with respect to such transaction); and

(ii) each such document constituting a promissory note, certificated security (as defined in the Uniform Commercial Code), bond, warrant or chattel paper (as defined in the Uniform Commercial Code) obtained as Collateral, is the original and only original of such document and is in the possession of a Seller, or if there is more than one original of such document, all originals of such document are in the possession of a Seller (except that one or more originals may be in the possession of an Obligor).

(e) Except as set forth in Schedule 5.5(E), each of the Purchased Lease Documents included in the Purchased Assets and each Vendor Agreement included in the Purchased Assets is in full force and effect and constitutes a valid, binding and enforceable obligation of Seller and, to the Knowledge of Sellers, the other parties thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general principles of equity. Each Seller has fulfilled and performed in all material respects its obligations required to be performed by it prior to the date hereof under each of the Purchased Lease Documents included in the Purchased Assets and each Vendor Agreement included in the Purchased Assets, and such Seller is not in material breach or default under any of such Purchased Lease Documents or Vendor Agreements. Except as set forth in Schedule 5.5(E), to the Knowledge of Sellers, (i) each Obligor has fulfilled and performed in all material respects its obligations required to be performed by it prior to the date hereof under each of the Purchased Lease Documents included in the Purchased Assets, (ii) each Vendor has fulfilled and performed in all material respects its obligations required to be performed by it prior to the date hereof under each Vendor Agreement included in the Purchased Assets, and (iii) no Obligor or Vendor is in material breach or default under any of such Purchased Lease Documents or Vendor Agreements.

(f) Schedule 5.5(F) contains a true and complete list of each Lease Commitment outstanding as of the Balance Sheet Date where the obligation of a Seller is in excess of $10,000 per month, identifying the prospective Lessee, the account number and the amount of financing for which such Lessee has been approved by such Seller. The outstanding Lease Commitments reflected in Schedule 5.5(F) have been entered into only in the ordinary course of the Business.

(g) Sellers have made available to Buyers all Purchased Lease Documents included in the Purchased Assets and all Vendor Agreements included in the Purchased Assets and all transaction documents relating thereto, assuming the Closing occurred on April 4, 2004.

(h) The Off-Rent Equipment included in the Purchased Assets will, as of the Closing Date, be in good operating condition (subject to normal wear and tear) or in a condition that with ordinary maintenance and repair will be capable of being in good operating condition (subject to normal wear and tear).

5.6. Governmental Permits.

(a) Each Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle it to own the Purchased Assets owned by it and to carry on and conduct the Business substantially as currently conducted by it except for any of the foregoing as to which the failure to so own, hold or possess would not have a material adverse effect on the Purchased Assets or the Business (herein collectively called “Governmental Permits”). Schedule 5.6 sets forth a list of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof.

(b) Except as set forth in Schedule 5.6 (i) each Seller has fulfilled and performed in all material respects their obligations under each of the Governmental Permits to which it is subject, and no event has occurred or condition or state of facts exists which constitutes a breach or default under any such Governmental Permit or which permits revocation or termination of any such Governmental Permit or which would cause the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit has been received by a Seller that has not been revoked or otherwise resolved or cured; (iii) each of the Governmental Permits is valid, subsisting and in full force and effect; and (iv) there are no material fines or penalties owed by a Seller in respect of any Governmental Permit or any violation thereof.

5.7. Title to Purchased Assets.

(a) (a) Except as set forth in Schedule 5.7 (i) CIT Technologies either has good and marketable title to or a perfected first priority security interest in the US Purchased Assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances; and (ii) upon delivery to US Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, CIT Technologies will thereby transfer to US Buyer good and marketable title to or a perfected first priority security interest in the US Purchased Assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the US Purchased Equipment, except for the Off-Rent Equipment, CIT Technologies has filed all financing statements required to perfect a security interest in such US Purchased Assets in accordance with Schedule 5.7.

(b) CIT Canada has good and marketable title to all of the Canadian Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances.

(i) With respect to all equipment leases forming part of the Canadian Purchased Assets, other than Non-registered Canadian Leases, all requisite filings and registrations and all other requisite statutory steps (including the giving of notices) under all applicable laws have been made in respect of the Canadian Purchased Lease Documents in a timely fashion to preserve and perfect the CIT Canada’s security interest or, in non-personal property security jurisdictions in Canada (“Non-PPSA Jurisdictions”), other similar property rights in and to the equipment and other property leased thereunder and to render such security interest or, in Non-PPSA Jurisdictions, other similar property rights enforceable as a First Priority Interest against all third parties, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(ii) Upon delivery to Canadian Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, CIT Canada will thereby transfer to Canadian Buyer good and marketable title to the Canadian Purchased Assets, free and clear of all Encumbrances, except in each case for Permitted Encumbrances.

(iii) As used in this Section 5.7(b): (A) “First Priority Interest” means a security interest or, in Non-PPSA Jurisdictions, other similar property right that, by order of registration or operation of statute, has priority over other security interests or, in Non-PPSA Jurisdictions, other similar property rights of third parties, or a security interest that does not have priority over one or more other security interests but for which all parties having priority over CIT Canada have waived or subordinated such priority in favor of CIT Canada or subjected such priority to an inter-creditor agreement or arrangement with CIT Canada; provided, however, that at Closing, Canadian Buyer shall have all rights and benefits of CIT Canada, if any, existing immediately prior to Closing, under such waivers, subordinations, inter-creditor agreements or arrangements; and (B) “Non-registered Canadian Leases” means the equipment leases forming part of the Canadian Purchased Assets for which, in accordance with Schedule 5.7, CIT Canada does not register, preserve or perfect a security or does not obtain or maintain a First Priority Interest.

5.8. No Violation, Litigation or Regulatory Action.

(a) Except as set forth in Schedule 5.8, Sellers have complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets.

(b) Except as set forth in Schedule 5.8, there are no actions, claims, suits, arbitrations or other proceedings, investigations or counterclaims pending or, to the Knowledge of Sellers, threatened against either Seller by any Lessee, Guarantor or third Person in respect of the Purchased Assets or by any employee of the Business listed in Schedule 5.14(D), and there are no actions, suits or proceedings pending in which either Seller is the plaintiff or claimant and which relate to any of the Purchased Assets.

(c) There is no action, suit or proceeding pending or, to the Knowledge of Sellers, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

5.9. Taxes.

(a) Except as set forth in Schedule 5.9:

(i) with respect to any Taxes, the nonpayment of which would result in a lien on any Purchased Asset or would result in either Buyer becoming liable therefor (A) all Tax Returns that are required to be filed by either Seller with respect to the Purchased Assets on or prior to the Closing Date or that relate to any period ending on or prior to the Closing Date have been or will be duly filed, (B) such Tax Returns are (or will be when filed) complete and accurate in all material respects, (C) all Taxes, whether or not reported on such Tax Returns, have been (or will be when due) paid in full, and (D) no audit, examination, or deficiency or refund litigation with respect to any such Taxes (insofar as it relates to the Purchased Assets) is pending;

(ii) there are no liens for Taxes upon the Purchased Assets, except for liens for Taxes not yet due, and none of the Purchased Assets is required to be treated for United States federal income Tax purposes as owned by any Person, other than a Seller;

(iii) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the purchase of the US Purchased Assets by US Buyer;

(iv) with respect to the Business and the Purchased Assets, each Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or other third Person; and

(v) since January 1, 2002, to the Knowledge of Sellers, no material claim has been made by any taxing authority or other Governmental Body in any jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to Tax by that jurisdiction solely as a result of the conduct of the Business or the ownership of the Purchased Assets, except for claims based on an assertion by a taxing authority that a Seller is a member of a combined, consolidated or unitary group for Tax purposes.

(b) CIT Canada is a registrant under each of the following Tax laws and has the indicated registration number with respect to the applicable law: (i) Part IX of the Excise Tax Act (registration number: 10173 7633 RT0001), and (ii) Quebec Sales Tax Act (1008297751 TQ0002).

(c) CIT Canada is not, and will not be at Closing, a non-resident of Canada for purposes of the Canadian Act.

(d) The Canadian Purchased Assets are, and at Closing will be, located in the provinces of Ontario, Quebec, British Columbia, Saskatchewan, Manitoba and Prince Edward Island.

(e) None of the US Purchased Assets are “taxable Canadian property” of CIT Technologies for purposes of the Canadian Act or “taxable Quebec property” of CIT Technologies for purposes of the Taxation Act (Quebec).

5.10. Availability of Assets.

(a) Except as set forth in Schedule 5.10(A) and except for the Excluded Assets, the Purchased Assets constitute all the assets used or held for use by Sellers in the Business (including all books, records, computers and computer programs and data processing systems), as currently conducted.

(b) Schedule 5.10(B) sets forth a description of all material services provided by CIT or any Affiliate of CIT to either Seller with respect to the Business utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in Schedule 5.14(D).

5.11. Real Property.

(a) Neither Seller owns any real property that is used in or relates to the Business and does not hold any option to acquire any real property for use with respect to the Business.

(b) Schedule 5.11(B) sets forth a list and brief description of each lease or similar agreement of the real property covered by such lease or other agreement) under which either Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”) and any agreement under which either Seller subleases any of the Leased Real Property to a third Person.

(c) Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Sellers, no such condemnation or other taking is threatened or contemplated.

5.12. Personal Property.

(a) Schedule 5.12(A) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by either Seller having an original cost of $20,000 or more and used in or relating to the Business (other than any Purchased Equipment).

(b) Schedule 5.12(B) contains a list and description of each lease or other agreement or right under which either Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business, except for any such lease, agreement or right that is terminable by such Seller without penalty or payment on notice of 30 days or less, or which involves the payment by such Seller of rentals of less than $3,000 per year.

5.13. Intellectual Property; Software.

(a) Schedule 5.13(A) contains a list of all registered Copyrights and Patent Rights and material Trademarks owned by or licensed to either Seller in connection with the conduct of the Business (other than any Excluded Asset) (“Business Registered Intellectual Property”), in each case indicating whether the Copyright, Patent Right or Trademark is owned by or licensed to a Seller.

(b) Schedule 5.13(B) contains a list of all Software owned by or licensed to either Seller in the conduct of the Business (other than any Excluded Asset); provided that Schedule 5.13(B) does not list mass market Software licensed to a Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements (“Business Software”).

(c) Schedule 5.13(C) contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (i) any Business Intellectual Property, (ii) any Trade Secrets of either Seller relating primarily to the Business (other than any Excluded Asset) (“Business Trade Secrets”), or (iii) any Business Software (other than any mass market Software licensed to a Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements).

(d) Except as set forth in Schedule 5.13(D), a Seller (i) either (A) exclusively or together with the other Seller owns the entire right, title and interest in and to the Business Intellectual Property, Business Trade Secrets and Business Software, free and clear of any Encumbrance, or (B) has the perpetual, royalty-free right to use the Business Intellectual Property, Business Trade Secrets and Business Software as currently used in the Business, and (ii) has the right to assign such rights to a Buyer.

(e) Except as set forth in Schedule 5.13(E), (i) to the Knowledge of Sellers, no infringement, misappropriation, violation or dilution of any third Person Intellectual Property has occurred or results in any way from the use of the Business Intellectual Property or Business Trade Secrets owned by either Seller in the conduct of the Business as currently conducted by Sellers, (ii) to the Knowledge of Sellers, no claim of any infringement, misappropriation, violation or dilution relating to any Business Intellectual Property or Business Trade Secrets

owned by either Seller has been made or asserted by any third Person, (iii) each item of Business Registered Intellectual Property owned by either Seller is valid, subsisting and in full force and effect and has not been abandoned or otherwise allowed to fall into the public domain, (iv) neither Seller has transferred ownership of, or granted any license of or right to use, the Business Intellectual Property or Business Trade Secrets owned by such Seller to any third Person (other than as listed in Schedule 5.13(C)), (v) to the Knowledge of Sellers, there are no facts or circumstances that may be reasonably expected to (A) render the Business Intellectual Property or Business Trade Secrets owned by either Seller to be invalid or unenforceable, or (B) adversely impede the ability of a Seller to use the same in the conduct of the Business as it is currently conducted by Sellers, and (vi) each Seller has taken all actions reasonably necessary to maintain and protect the Business Intellectual Property and Business Trade Secrets owned by either Seller.

(f) Except as set forth in Schedule 5.13(F), (i) the Business Software is not subject to any transfer, assignment, change of control, site, equipment or other operational limitations; (ii) each Seller has maintained and protected the Business Software that is listed as owned by a Seller in Schedule 5.13(B) (the “Owned Software”) (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) each Seller has complete and exclusive right, title and interest in and to the Owned Software; (iv) to the Knowledge of Sellers, no infringement, misappropriation, violation or dilution of any third party Intellectual Property has occurred or results in any way from the use of the Owned Software by Sellers in the conduct of the Business as currently conducted by Sellers; (v) to the Knowledge of Sellers, no claim of any infringement, misappropriation, violation or dilution related to the Owned Software has been made or asserted by any third Person; (vi) neither Seller has transferred ownership of, or granted any license of or right to use, the Owned Software to any third Person other than as listed in Schedule 5.13(C); (vii) to the Knowledge of Seller, there are no facts or circumstances that may reasonably be expected to adversely impede the ability of a Seller to use the Owned Software in the conduct of the Business as currently conducted by Sellers; and (viii) each Seller has taken all actions reasonably necessary to maintain and protect the Owned Software.

5.14. Employees and Related Agreements.

(a) Schedule 5.14(A) sets forth a list of each Plan maintained in connection with the Business or in which at least one of the Business Employees participates. Sellers have made available to Buyers true and correct copies of each such Plan document and the most recent summary plan description for each such Plan (if applicable).

(b) Schedule 5.14(B) sets forth a list of any material employee benefits relating to the Business (other than those provided through the Plans listed in Schedule 5.14(A) and other than those provided in accordance with applicable provincial laws in respect of the Business Employees of CIT Canada) which are in effect on the Closing Date, including any Canadian Benefit Plan, any bonus, incentive or annual profit sharing programs, any material fringe benefits described in Section 132 of the Code, any education assistance plans under Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code. Sellers have made available to Buyers any written descriptions of any such employee benefits. None of the Canadian Benefit Plans is a registered pension plan.

(c) Schedule 5.14(C) sets forth a list of each (i) employee collective bargaining agreement, and (ii) agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any Business Employee or consultant (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which a Seller, with respect to the Business, is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than as set forth in Schedule 5.14(A) or Schedule 5.14(B) and other than any agreement, commitment, understanding, plan, policy or arrangement by which either Seller is bound, or pursuant to which either Seller may be required to make any payment, in accordance with applicable provincial laws in respect of the Business Employees of CIT Canada.

(d) Schedule 5.14(D) contains, in each case as of April 15, 2004: (i) a list of all employees of Sellers or CIT with respect to the Business; (ii) the annual compensation, including bonus entitlements, provided by Sellers or CIT to each such employee; (iii) the service recognition date utilized by Sellers or CIT to credit service to each such employee for employee benefit purposes; (iv) each such employee’s job title; and (v) whether each such employee is actively working or on leave of absence. To the Knowledge of Sellers, as of April 15, 2004, no employee listed in Schedule 5.14(D) had provided Sellers or CIT with written notice of termination of his or her employment with Sellers or CIT or written notice of an intent to terminate his or her employment with Sellers or CIT.

(e) To the Knowledge of Sellers, there have not been any union organizing or election activities involving either Seller with respect to the Business which have occurred between January 1, 2001 and the date hereof or are threatened as of the date hereof.

5.15. Other Agreements. Except as set forth in Schedule 5.15 or in any other Schedule, neither Seller is, with respect to the Business, a party to or bound by:

(i) any contract for the purchase or sale of real property;

(b) any Vendor Agreement (or group of related Vendor Agreements) pursuant to which either Seller, with respect to the Business, purchases Test Equipment or Data Products which involved the payment by Sellers of more than $10,000 in 2003, which Sellers reasonably anticipates will involve the payment by Sellers of more than $10,000 in 2004 or which extends beyond December 31, 2004;

(c) any contract (or group of related contracts) for the provision by either Seller of asset management services with respect to Test Equipment, including inventory and warehouse management, repair, refurbishment and calibration of Test Equipment or logistics and fulfillment, which involved the payment by Sellers of more than $10,000 in 2003, which Sellers reasonably anticipates will involve the payment by Sellers of more than $10,000 in 2004 or which extends beyond December 31, 2004; or

(d) any other contract (or group of related contracts) for the purchase of services, materials, supplies or equipment which involved the payment of more than $10,000 in 2003, which Sellers reasonably anticipates will involve the payment of more than $10,000 in 2004 or which extends beyond December 31, 2004.

5.16. Status of Business Agreements. Except as set forth in Schedule 5.16 or in any other Schedule, each of the leases, contracts and other agreements listed in Schedules 5.11(B), 5.12(B), 5.13(C), 5.14(C) and 5.15 (collectively, the “Business Agreements”) and each of the contracts and other agreements to which a Seller is a party or by which it is bound with respect to the Business not required by the terms of Section 5.15 to be listed in a Schedule to this Agreement constitutes a valid and binding obligation of a Seller and, to the Knowledge of Sellers, the other parties thereto, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general principles of equity. Seller is not in breach or default in any material respect under any Business Agreement or any such other contract or agreement to which it is a party or by which it is bound.

5.17. No Finder. None of CIT, Sellers or any Person acting on behalf of CIT or either Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.18. Environmental Matters. To the Knowledge of Sellers, neither Seller has any Environmental Liabilities with respect to the Business and neither Seller has received any notice since January 1, 2001 asserting that such Seller has any Environmental Liabilities related to the Leased Real Property or such Seller’s operation of the Business; and the consummation of the transactions contemplated hereby will not give rise to Buyers having any Environmental Liabilities related to Sellers’ operation of the Business or the condition of the Leased Real Property on the date of Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYERS

As an inducement to CIT and Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyers hereby represent and warrant to CIT and Sellers and agree as follows:

6.1. Organization. US Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Canadian Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia. US Buyer has the corporate power and authority to own its assets and carry on its business as currently conducted by it. Canadian Buyer has the corporate power and authority to own its assets and carry on its business as currently conducted by it.

6.2. Authority.

(a) Each Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance by US Buyer of this Agreement and the Buyer Ancillary Agreements to which US

Buyer is a party have been duly authorized and approved by the Board of Directors of US Buyer (or a duly authorized committee thereof) to the extent required. The execution, delivery and performance by Canadian Buyer of this Agreement and the Buyer Ancillary Agreements to which it is a party have been duly authorized and approved by the Board of Directors of Canadian Buyer (or a duly authorized committee thereof) to the extent required. No further authorization or consent of either Buyer or their respective shareholders is required with respect thereto. This Agreement has been duly authorized, executed and delivered by each Buyer and is the legal, valid and binding obligation of each Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements to which each Buyer is a party has been duly authorized by such Buyer and upon execution and delivery by such Buyer will be a legal, valid and binding obligation of such Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) None of the execution and delivery by either Buyer of this Agreement or any of the Buyer Ancillary Agreements, the consummation by either Buyer of any of the transactions contemplated hereby or thereby, or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by either Buyer will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the charter or by-laws of either Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Buyer is a party or by which either Buyer is bound, (C) any Court Order to which either Buyer is a party or by which it is bound, or (D) any Requirements of Laws affecting either Buyer; or

(ii) require the approval, consent, authorization or act of, or the making by either Buyer of any declaration, filing or registration with, any Person.

6.3. No Finder. Neither Buyer nor any Person acting on the behalf of either Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.4. Canadian Tax Registrant. Canadian Buyer is a registrant under each of the following Tax laws: (i) Part IX of the Excise Tax Act, and (ii) Quebec Sales Tax Act. Canadian Buyer will furnish Sellers with its registration numbers with respect to each such Tax law prior to the Closing Date.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1. Investigation of the Purchased Assets by Buyers. Sellers shall afford to the officers, employees and authorized representatives of Buyers (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice and subject to reasonable security requirements, to the offices, properties, employees and business and financial records of the Business in respect of the Purchased Assets to the extent Buyers shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Business in respect of the Purchased Assets as shall be reasonably requested; provided, however, that Sellers shall not be required to violate any obligation of confidentiality to which either Seller is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 7.1. Buyers agree that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Business.

7.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date or prevent such party from performing its covenants hereunder.

7.3. Consents of Third Parties; Governmental Approvals.

(a) Sellers will act diligently and reasonably to obtain, before the Closing Date, the consents, approvals or waivers, in form and substance reasonably satisfactory to US Buyer, from any party to any Purchased Lease Documents or Business Agreements included in the Purchased Assets required to be obtained in order to satisfy the conditions set forth in Section 9.4; provided no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals. Buyers shall act diligently and reasonably to cooperate with Sellers to obtain the consents, approvals and waivers contemplated by this Section 7.3(a).

(b) During the period prior to the Closing Date, Sellers and Buyers shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.3.

7.4. Actions Prior to the Closing Date. Sellers shall operate the Business only in the ordinary course and substantially as currently operated, and shall use their commercially reasonable efforts consistent with good business practice to (i) preserve the goodwill of, and relationships with, the Business Employees, the Lessees and parties to the Business Agreements, (ii) preserve substantially intact the business organization of the Business, and (iii) preserve substantially intact the US Purchased Assets and the Canadian Purchased Assets as they exist on the date hereof (subject to actions required to be taken under the Purchased Lease Documents and subject to actions permitted to be taken by this Section 7.4). By way of amplification and not limitation, except as contemplated by this Agreement, neither Seller shall, with respect to the Business, during the period from the date of this Agreement and continuing until the Closing, directly or indirectly, do any of the following without the prior written consent of US Buyer:

(a) except as necessary to meet Requirements of Law or the terms of any agreement listed in Schedule 5.14(C) or except in the ordinary course of business and consistent with past practice, increase or decrease the compensation level for any employee listed in Schedule 5.14(D) from the level described therein or increase or decrease the rate of accrual of bonuses to be paid at Closing for any such employee, establish or, with respect to the Business, adopt any Plans (or any other compensatory or severance arrangements) that are not set forth in Schedule 5.14(A), Schedule 5.14(B) or Schedule 5.14(C), or modify or amend any of the Plans (or any other compensatory or severance arrangements) set forth in Schedule 5.14(A), Schedule 5.14(B) or Schedule 5.14(C);

(b) except in the ordinary course of business and consistent with past practice, (i) amend any material Lease reflected in the Balance Sheet Date Leases and Test Equipment Computer File or any Business Agreement, (ii) enter into any material Lease or (iii) enter into any contract which would have been required to be set forth in Schedule 5.15 if in effect on the date hereof;

(c) purchase any Data Products or Test Equipment having an original acquisition cost of more than $100,000 individually or exceeding $4,000,000 in the aggregate in any calendar month;

(d) dispose of any ETR $1 Buy-out Equipment, ETR Fair Market Buy-out Equipment, ETR Fixed Buy-out Equipment, MTM Equipment, MTM Fair Market Buy-out Equipment or MTM Fixed Buy-out Equipment except upon the exercise of a purchase option included in the related lease documents, or dispose of any Off-Rent Equipment with a net book value of more than $100,000 individually or exceeding $800,000 in the aggregate in any calendar month;

(e) except in the ordinary course of business and consistent with past practice, accelerate the collection of any uncollected amounts that are due and payable under any a Lease reflected in the Balance Sheet Date Leases and Test Equipment Computer File; and

(f) take, or agree in writing or otherwise to take, any of the actions described in Sections 7.4(a) through 7.4(e).

7.5. Certain Notifications.

(a) Each party shall promptly notify all other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) Sellers shall promptly notify Buyers of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against either Seller which would have been listed in Schedule 5.8 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

(c) Sellers shall promptly notify Buyers if, to the Knowledge of Sellers, any of the following occur after June 1, 2004 (assuming the Closing does not occur on such date):

(i) the breach of any covenant of Sellers hereunder, including Sellers having taken any action with respect to the Business not in the ordinary course of business and not otherwise permitted by this Agreement;

(ii) any of the representations and warranties of Sellers contained in this Agreement not being true and correct in all material respects, except for changes therein in conformity with the covenants and terms hereof and changes resulting from any transaction expressly consented to in writing by US Buyer; or

(iii) there shall occur any circumstance or event which will result in, or could reasonably be expected to result in, the failure of Sellers to satisfy any of the closing conditions specified in Article IX.

7.6. Transition Services Agreement. The parties shall negotiate in good faith a transition services agreement (the “Transition Services Agreement”) pursuant to which Sellers and their Affiliates shall provide, or cause to be provided, to Buyers certain of the services currently provided to the Business by the Sellers and their Affiliates prior to the Closing, for a fee equal to Sellers’ or their Affiliates’ costs of providing such services and on such other terms and conditions as set forth in the Transition Services Agreement. The services to be provide shall include the “Systems Support” services listed in Schedule 5.10(B) provided by CIT or an Affiliate of CIT to Sellers, assisting Buyers with the migration of the Business Software identified in Schedule 5.13(B) as being resident in CIT’s facilities in New Jersey to Buyers’ facilities in the United States and/or Canada, and providing access through a “partner fire-wall” to Buyer employees located in the Leased Real Properties in Dallas and Quebec to the systems of CIT for the purposes of operating such Business Software until the migration has been successfully accomplished.

7.7. Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Post-Closing Remittances.

(a) If, on or after the Closing Date, either Seller or any Affiliates of Sellers shall receive any remittance in payment of any Valuation Date Receivable or in respect of any Purchased Lease Document that is included in the Purchased Assets, such Seller or its Affiliate, as applicable, shall hold it in trust for Buyers and, within ten business days following receipt thereof, deliver the same to US Buyer, with any appropriate endorsements or assignments, or the cash equivalent thereof by wire transfer. If, on or after the Closing Date, either Seller or any Affiliates of Sellers shall receive any written communications relating to the Purchased Assets or Assumed Liabilities, such Seller or its Affiliate, as applicable, shall forward such communication to US Buyer promptly following receipt thereof.

(b) If, on or after the Closing Date, either Buyer or any Affiliates of Buyers shall receive any remittance in respect of any Excluded Asset, such Buyer or its Affiliate, as applicable, shall hold it in trust for Sellers and, within ten business days following receipt thereof, deliver the same to CIT Technologies, with any appropriate endorsements or assignments, or the cash equivalent thereof by wire transfer. If, on or after the Closing Date, either Buyer or any Affiliates of Buyers shall receive any written communication relating to any Excluded Asset or Excluded Liability, such Buyer or its Affiliate, as applicable, shall forward such communication to CIT Technologies promptly following receipt thereof.

8.2. Taxes.

(a) General. Sellers shall be liable for and shall pay or cause to be paid, and pursuant to Section 11.1(a) shall indemnify Buyers against, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets or the Assumed Liabilities, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyers shall be liable for and shall pay or cause to be paid, and pursuant to Section 11.2 shall indemnify each Seller Group Member against, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets or the Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 8.2(a), any Straddle Period shall be treated as two partial periods, one ending at the close of business on the Closing Date and the other beginning after the Closing Date, except that Taxes imposed on a periodic basis (such as (i) personal property Taxes or (ii) real property Taxes, whether assessed directly or passed through to either Buyer or either Seller as lessee under any of the leases of Leased Real Property) shall be apportioned on a daily basis. In the case of personal property Taxes, the Taxes that shall be treated as being incurred in a Straddle Period and that shall be subject to apportionment on a daily basis pursuant to the immediately preceding sentence shall be such Taxes as have a lien date that is (i) October 1 or December 31 of the calendar year preceding the calendar year in which the Closing Date occurs, or (ii) on or prior to the Closing Date for the calendar year in which the Closing Date occurs (the Taxes described in this sentence, “Straddle Personal Property Taxes”). Sellers shall be responsible for Straddle Personal Property Taxes in an amount equal to such Taxes multiplied by a fraction, (i) the numerator of which is the number of days in the period from the lien date through the Closing Date, and (ii) the denominator of which is 365, and Buyers shall be responsible for the remaining portion of Straddle Personal Property Taxes. For the avoidance of doubt, (A) Sellers shall be responsible for any personal property Tax relating to the Business or the Purchased Assets that has a lien date that is in a calendar year prior to the calendar year in which the Closing Date occurs (except for the two days described in clause (i) of the preceding sentence), and (B) Buyers shall be responsible for any personal property Tax relating to the Business or the Purchased Assets that has a lien date after the Closing Date.

(b) Straddle Period. If permitted by a Governmental Body, Buyers and Sellers shall file separate Tax Returns for their respective portions of any Straddle Period. If separate Tax Returns with respect to a Straddle Period are not permitted by a Governmental Body, the party required to sign such Tax Return shall be responsible for the preparation and filing of such Tax Return. The party preparing a Straddle Period Tax Return referred to in the preceding sentence shall provide the other party with a draft of such Tax Return and consider any comments thereon that such other party may timely provide.

(c) Transfer Taxes. Notwithstanding Section 8.2(a), (i) any sales Tax, use Tax, transfer Tax, documentary stamp Tax, value-added Tax or similar Tax (other than GST and QST and GST/QST Penalty and Interest Amounts) directly attributable to the sale or transfer of the Purchased Assets or the Assumed Liabilities (“Transfer Taxes”) shall be borne one-half by Buyers and one-half by Sellers, and (ii) Buyers and Sellers agree to timely sign and deliver such valid exemption or other certificates or forms as Buyers or Sellers may request and as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, Transfer Taxes. The parties intend that the transactions contemplated by this Agreement constitute an isolated casual transaction that would qualify for any exemption from Transfer Tax based on such status.

(d) Personal Property Tax Reimbursements. Where personal property Taxes described in Section 8.2(a) are imposed with respect to property subject to Purchased Leases permitting the lessor to obtain reimbursement for such Taxes from the Obligor, any reimbursement obtained by a Seller with respect to such Taxes for which a Buyer is liable under Section 8.2(a) shall promptly be paid by such Seller to such Buyer, and any reimbursement obtained by a Buyer with respect to such Taxes for which a Seller is liable under Section 8.2(a), shall promptly be paid by such Buyer to such Seller. Following Closing, upon request of a Seller, the applicable Buyer shall send to an applicable Obligor a written request that such Obligor reimburse such Taxes and shall take other action reasonably requested by such Seller to obtain reimbursement for such Taxes.

(e) Canadian GST and QST Elections.

(i) At the Closing, CIT Canada and Canadian Buyer shall execute jointly an election under Section 167 of the Excise Tax Act and its equivalent under Section 75 of the Quebec Sales Tax Act to have the sale of the Canadian Purchased Assets take place on a GST-free basis under Part IX of the Excise Tax Act and QST-free basis under Quebec Sales Tax Act, respectively, and Canadian Buyer shall file such elections with its GST and QST Tax Returns, respectively, for the reporting period which includes the Closing Date.

(ii) Canadian Buyer shall indemnify and hold harmless CIT Canada in respect of any GST, QST and any penalties and interest (“GST/QST Penalty and Interest Amounts”) that may be assessed against CIT Canada under Part IX of the Excise Tax Act or the Quebec Sales Tax Act in the event that the elections referred to in Section 8.2(e)(i) are determined by a Governmental Body to be unavailable in respect of the transactions contemplated by this Agreement. Canadian Buyer shall pay to CIT Canada any GST, QST, GST/QST Penalty and Interest Amounts, and any additional income Taxes imposed upon CIT Canada as a result of reimbursement under this Section 8.2(e)(ii), within 10 business days of receipt of notice from CIT Canada that the applicable amount has been assessed. Canadian Buyer shall pay for all costs (including legal costs) incurred in connection with any investigation, audit, challenge or appeal in respect of any assessed GST, QST or GST/QST Penalty and Interest Amounts for which the elections referred to in Section 8.2(e)(i) had been made.

(f) Canadian Section 22 Election. CIT Canada and Canadian Buyer agree to duly make and file an election in prescribed form under Section 22 of the Canadian Act (and analogous provisions of any other Canadian Tax law) to have such provisions apply in respect of accounts receivable included in the Canadian Purchased Assets. Each of CIT Canada and Canadian Buyer shall file such election with its Tax Return for the Tax Period that includes the Closing Date.

(g) Canadian Bulk Sales Legislation. Canadian Buyer shall not require CIT Canada to comply with the requirements of the Bulk Sales Act (Ontario) or Section 6 of Retail Sales Act (Ontario) or any other similar Canadian laws. CIT Canada warrants and agrees to pay and discharge when due all claims of creditors asserted against Canadian Buyer by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Canadian Buyer as a Canadian Assumed Obligation. CIT Canada hereby agrees to indemnify and hold Canadian Buyer harmless from, against and in respect of any Loss or Expense suffered or incurred by Canadian Buyer or claims of any Governmental Body in respect of Taxes by reason of any failure of CIT Canada to pay or discharge any such claim.

(h) Reimbursement. Each party hereto shall provide reimbursement for any Tax which is the responsibility of such party in accordance with the terms of this Section 8.2 and which is paid by any other party hereto. Within a reasonable time prior to the payment of any such Tax, the party or parties paying such Tax shall give notice to the other party or parties of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(i) Notice of Tax Claims.

(i) If a claim shall be made by any Governmental Body with respect to Taxes, which, if successful, might result in an indemnity payment pursuant to Section 11.1(a) or Section 11.2 (a “Tax Claim”), the Indemnified Party shall promptly, as practicable following the receipt of such Tax Claim, give written notice of such claim to the Indemnitor; provided, however, the failure of the Indemnified Party to give timely notice shall only relieve the Indemnifying Party from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure.

(ii) With respect to any Tax Claim relating to a Tax Period (or portion thereof) ending on or prior to the Closing Date, Sellers shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at their own expense. Sellers and Buyers shall jointly control all proceedings taken in connection with any Tax Claim relating to Taxes (other than income Taxes) for a Straddle Period. Buyers shall control at their own expense all proceedings with respect to any Tax Claim relating to a Tax Period beginning after the Closing Date. A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding. For the avoidance of doubt, Sections 11.3 and 11.4 shall not apply to any indemnification obligations relating to Taxes.

(j) Tax Cooperation.

(i) After the Closing, Sellers and Buyers shall (and shall cause their respective Affiliates to), (A) subject to Section 8.2(i), provide notice to the other party in writing within 15 days of such party’s knowledge of any pending or threatened Tax audits or assessments relating to the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 8.2, although failure to do so will not relieve the other party from any liability hereunder; and (B) within 15 days of receipt thereof, furnish the other party with copies of all correspondence received from any taxing authority in connection with any such Tax audit or information request with respect to any such taxable period, although failure to do so will not relieve the other party from its liability hereunder. Sellers shall have the sole right to control any Tax audit or administrative or court proceeding relating to taxable periods ending on or prior to the Closing Date, and to employ counsel of their choice at their expense.

(ii) After the Closing, Sellers and Buyers shall (and shall cause their respective Affiliates to):

(A) make available to the other party, as reasonably requested, all information, records and documents necessary to perform any Tax calculations (including in connection with any GST, PST or property Taxes) or to complete any Tax Returns which such other party is responsible for preparing and filing;

(B) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, or any Tax Claims in connection with, any Tax Returns relating to the Business or the Purchased Assets;

(C) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Business or the Purchased Assets, including making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to any such Tax Claim;

(D) in the case of Buyers, (1) allow Sellers to access the STAR and Vertex Quantum computer programs included in the Purchased Assets and data files related thereto, to the extent relating to the Business or the Purchased Assets; (2) allow Sellers to access the Excel and Word-formatted files containing accounting information relating to the Business or the Purchased Assets; (3) provide Sellers with a copy of the output of (or other information contained in) such programs and files as are referred to in the foregoing clauses (1) and (2); and (4) provide Sellers with the assistance of employees of Buyers trained in utilizing such programs; and

(E) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.2.

8.3. Guaranty.

(a) CIT does hereby absolutely, unconditionally and irrevocably guarantee (the “Guarantee”) to Buyers, and all of their successors and assigns, the full and timely payment and performance by Sellers of all covenants, agreements, terms, conditions, undertakings, indemnities and other obligations to be performed and observed by Sellers under this Agreement and the Seller Ancillary Agreements (the “CIT Obligations”). CIT agrees that the execution and delivery of this Agreement by CIT shall be conclusive evidence against CIT that the CIT Obligations are unconditional, absolute and irrevocable.

(b) The CIT Obligations constitute a present and continuing guarantee of payment and not of collectability, shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim CIT, Buyer, Sellers or any of their respective Affiliates may have against each other or any other Person and shall remain in full force and effect without regard to and shall not be released, discharged or in any way affected or impaired by, any of the following (whether or not CIT shall have any knowledge or notice thereof or consent thereto): (i) any amendment or modification of or supplement to this Agreement; (ii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to either Seller or any other Person, or the properties or creditors of any of them and the disallowance of any claim of Buyers in any such bankruptcy; (iii) any transfer or purported transfer, any consolidation or merger of any of Buyers, CIT or Sellers with or into any other corporation or entity, or any change whatsoever in the objects, capital structure, constitution or business of any of Buyers, CIT or Sellers; (iv) any failure on the part of either Seller to perform or comply with any terms of this Agreement or any other document to be delivered in connection therewith or (v) any assertions by either Buyer of any right it may have under this Agreement, or any waiver of, failure to exercise or forbearance in exercising any such right or remedy shall not release CIT from its obligations under this Guarantee.

(c) The CIT Obligations shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any obligations guaranteed hereunder is rescinded or must otherwise be returned by a Buyer upon the insolvency, bankruptcy or reorganization of any assignee or any other Person, all as though such payment had not been made.

(d) If CIT shall make any payment due in respect of this Agreement pursuant to this Guarantee, it shall, to the extent permitted by applicable law, be subrogated to the rights of Buyers in respect of which such payment was made. CIT hereby agrees that the foregoing right of subrogation shall not be effective until, and that it shall not be entitled to receive any payment, under any condition, in respect of any such subrogated claim unless and until a Seller (or CIT on its behalf) has fully performed all obligations hereunder to be performed by any such party and all sums which may become due, or are stated in this Agreement to become due, shall have become due and shall have been paid in full or funds for their payment shall have been duly and sufficiently provided.

(e) The CIT Obligations shall survive any expiration or termination of this Agreement and shall apply to all future amendments of or modifications to this Agreement.

(f) This Guarantee shall be binding upon CIT and its successors and shall inure to the benefit of Buyer and its successors and assigns.

(g) This Guarantee may not be assigned by CIT and any purported assignment shall be null and void.

8.4. Employee Matters.

(a) Sellers shall take all actions to ensure that Sellers’ or CIT’s employment of each Business Employee (other than an Excepted Business Employee or a Leave Employee) shall cease effective as of the Closing Date. Sellers will ensure full and final payment of all compensation (including salary, commissions and accrued bonuses) due and owing to such terminated employees as of the close of business on the day preceding the Closing Date. Sellers or CIT in their sole discretion shall determine whether Sellers’ or CIT’s employment of Excepted Business Employees or Leave Employees shall continue on or after the Closing Date. Except for up to ten Business Employees to be identified in Schedule 8.4(A) (such schedule to be delivered by US Buyer to Sellers at least three business days prior to the Closing Date, “Excepted Business Employees”), US Buyer shall offer to all Business Employees employed by CIT Technologies or CIT on the date of this Agreement and to all Business Employees hired by CIT Technologies in the ordinary course after the date of this Agreement but prior to the Closing Date, and Canadian Buyer shall offer to all Business Employees employed by CIT Canada on the date of this Agreement and to all Business Employees hired by CIT Canada in the ordinary course after the date of this Agreement but prior to the Closing Date, employment commencing immediately after Closing, at substantially similar salaries and with substantially similar bonus opportunities as in effect as of the Closing Date; provided, however, that nothing in this Agreement shall create any obligation on the part of either Buyer to continue salary or bonus levels after 2004 or to continue the employment of any Business Employee for any period of time. With respect to a Leave Employee, a Buyer’s offer of employment shall be conditioned upon the Leave Employee commencing, or returning to, active employment within 90 days of the Closing Date, unless otherwise agreed upon by such Buyer and the Leave Employee. Notwithstanding the foregoing, during the 180-day period beginning on the Closing Date, each applicable Buyer shall provide severance pay (which, in the case of the Business Employees of CIT Canada, shall include such pay in lieu of notice and severance pay as is required by applicable law) to any Transferred Business Employee whose employment with such Buyer is terminated for a reason that would have entitled such employee to severance pay under the severance plan maintained as of the date hereof by CIT Technologies (or, in the case of the Business Employees of CIT Canada, in accordance with applicable law) if such termination had occurred under like circumstances while such employee was employed by such Seller or CIT. Any severance payable pursuant to the immediately preceding sentence shall be no less favorable to the Transferred Business Employee to whom such severance is payable than if such severance was paid under the severance plan maintained as of the date hereof by CIT Technologies (or, in the case of the Business Employees of CIT Canada, in accordance with applicable law). Sellers shall reimburse Buyers for the amount of any severance paid pursuant to this Section 8.4(a), but not more than (i) $2,000,000 minus (ii) the Accrued Vacation Amount minus (iii) any severance (or pay in lieu of notice and severance pay as is required by applicable law with respect to any Excepted Business Employee or Leave Employee employed by CIT Canada) paid on or after the Closing Date by Sellers to the Excepted Business Employees or the Leave Employees; provided that there shall be no subtraction for severance payable to the President of Technology Rentals & Services. Notwithstanding the foregoing, it hereby is agreed that nothing in this Agreement constitutes an agreement by Buyers to adopt the terms of any severance plan or plans maintained by Sellers, except as expressly provided in this Section 8.4(a).

(b) Sellers shall take all actions to ensure that all Business Employees (other than Leave Employees and Excepted Business Employees) cease participation in any Welfare Plan sponsored or maintained by CIT Technologies or in any Canadian Benefit Plan and cease accruing benefits under any Pension Plan sponsored or maintained by CIT Technologies, except as otherwise required by the terms of any such Plan or Canadian Benefit Plan or applicable Requirements of Law, as of the Closing Date.

(c) Commencing on the Closing Date, all Business Employees who become employees of a Buyer (“Transferred Business Employees”) shall be eligible for those Plans and other employee benefits in effect for similarly situated existing employees of Buyers. Each Plan or other material employee benefit plan, program or arrangement maintained by Buyers for their existing employees is listed in Schedule 8.4(C). To the extent permitted by applicable Requirements of Laws, Buyers shall credit Transferred Business Employees for their period of service recognized by Sellers and their Affiliates for all employment and benefit purposes, including for purposes of eligibility and vesting under the Plans of Buyers (including under the McGrath RentCorp Employee Stock Ownership Plan, but only if vesting credit for such plan is approved by US Buyer’s board of directors, and provided further, that vesting credit under such plan for any Transferred Business Employee under no circumstance shall exceed the maximum vesting credit that would be applicable, as of the Closing Date, to an employee of US Buyer who enrolled in such plan on the date when participation in such plan was first made available to US Buyers’ employees) and for purposes of any vacation, severance, deferred compensation or supplemental income arrangements sponsored or maintained by either Buyer. Subject to the approval of any insurance carrier and to the extent permitted by applicable Requirements of Laws, Buyers shall (or shall cause their designee or designees to) cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Welfare Plans maintained by Buyers to be waived with respect to Transferred Business Employees and their eligible dependents, except to the extent that such restrictions or requirements have not been satisfied under corresponding Welfare Plans maintained by Sellers as of the Closing Date, and shall provide Transferred Business Employees with credit for any co-payments, deductibles and offsets (or similar payments) made prior to the Closing Date under the Welfare Plans or Canadian Benefit Plans maintained by Sellers for purposes of satisfying any applicable co-payments, deductibles and offsets (or similar payments) under corresponding Welfare Plans or Canadian employee benefit plans, programs or arrangements maintained by Buyers in which they are eligible to participate after the Closing Date. Notwithstanding the foregoing, none of the provisions contained herein shall operate to duplicate any employee benefit provided to any Transferred Business Employee or the funding of any such benefit. It is understood that Buyers reserve the right and sole discretion to change, modify, discontinue or terminate any or all of its Welfare Plans at any time following the Closing Date to the extent permitted by applicable law.

(d) US Buyer shall establish or make available flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (“US Buyer’s FSA”), effective as of the Closing Date, for each Transferred Business Employee who, on or prior to the Closing Date, is a participant, and maintains a positive account balance, in a flexible spending account for medical or dependent care expenses under a Plan of CIT Technologies pursuant to Section 125 and Section 129 of the Code (“CIT Technologies’ FSA”). As promptly as reasonably practicable following the Closing Date, CIT Technologies shall transfer cash equal to the aggregate value of the positive account balances of the Transferred Business Employees in CIT Technologies’ FSA to US Buyer and, upon receipt thereof, US Buyer shall credit, effective as of the Closing Date, the applicable account of each such Transferred Business Employee under the US Buyer’s FSA with an amount equal to the positive balance of each such Transferred Business Employee’s account under the CIT Technologies’ FSA on the date immediately prior to the Closing Date.

(e) Any vacation days accrued by Transferred Business Employees from January 1, 2004 through the Closing Date, but unused by such employees as of the Closing Date, shall be transferred to and assumed by Buyers as of the Closing Date, and Buyers shall recognize and provide all such unused paid vacation.

(f) During Sellers’ or CIT’s employment of the Leave Employees, Sellers or CIT shall have the liability and obligation for short-term disability, sick pay or salary continuation benefits for such employees. Except with respect to disabilities, illnesses or salary continuation events occurring on or after a Leave Employee’s commencement of active employment with a Buyer, Buyers shall have no liability for or obligation relating to the provision of such benefits.

(g) CIT Technologies and US Buyer shall permit Transferred Business Employees who participate in the CIT Group, Inc. Savings Incentive Plan to make, in their sole discretion, elective transfers of their entire account balances thereunder to a tax-qualified defined contribution plan maintained by US Buyer. Any such transfers shall be in accordance with section 411(d)(6)(D) of the Code and Q&A-3 of Treas. Reg. §1.411(d)-4. CIT Technologies and US Buyer shall cooperate in providing Transferred Business Employees with written notification of their right to make such transfers and shall take any other actions necessary to effectuate such transfers, including, if necessary, amending their respective plans to permit such transfers. Prior to, and as a condition of, any elective transfer of assets, each party shall provide the other with satisfactory evidence that its plan is tax-qualified within the meaning of section 401(a) of the Code. As of the transfer date, US Buyer shall be liable for the payment of benefits accrued by and transferred in respect of the Transferred Business Employees who make elective transfers.

(h) Sellers shall be solely responsible for any liability or obligation which may arise under the Worker Adjustment and Retraining Notification (“WARN”) Act and similar state or local rules, statutes and ordinances that is solely the result of any acts or omissions of CIT Technologies or CIT prior to the Closing or solely the result of the Closing (and, in each case, that does not in any way arise as a result of any aggregation of any decisions made or actions taken by CIT Technologies or CIT before, on or (with respect to any or all of the Excepted Business Employees and Leave Employees) after the Closing with any decisions made or actions taken by either Buyer on or after the Closing), and will indemnify, defend and hold Buyers harmless from and against any and all such liabilities in accordance with Section 11.1. US Buyer shall be solely responsible for any liability or obligation which may arise under the

WARN Act and similar state or local rules, statutes and ordinances that results in whole or in part from any acts or omissions of either Buyer on or after the Closing, including any such liability or obligation resulting from any decisions made or actions taken by CIT Technologies or CIT before, on or (with respect to any or all of the Excepted Business Employees and Leave Employees) after the Closing which, when aggregated with any decisions made or actions taken by either Buyer on or after the Closing, collectively cause or are alleged to cause the occurrence of a “plant closing” or “mass layoff” (or any comparable terms) or other liability or obligation within the meaning of the WARN Act or any similar state or local rules, statutes or ordinances, and US Buyer will indemnify, defend and hold Sellers harmless from and against any and all such liabilities in accordance with Section 11.2. Upon request, Sellers shall advise Buyers of the number of employee terminations at each facility of the Business that have occurred during the 90-day period prior to the Closing.

(i) Buyers shall have the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Transferred Business Employee incurred on or after the Closing Date; provided, however, that Sellers shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any Transferred Business Employee, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date (as evidenced by the Transferred Business Employee’s submission of the initial workers’ compensation or similar workers’ protection claim with respect thereto prior to the Closing Date).

(j) Buyers shall be responsible for providing any Transferred Business Employee and any eligible dependent or spouse thereof who has a “qualifying event” within the meaning of section 4980B(f) of the Code after the Closing Date with health care continuation coverage as required by section 4980B(f) of the Code (or comparable state law) to the extent required by law. Sellers shall be responsible for providing any employee of the Business and any eligible dependent or spouse thereof who has a “qualifying event” within the meaning of section 4980B(f) of the Code on or prior to the Closing Date with health care continuation coverage as required by section 4980B(f) of the Code (or comparable state law) to the extent required by law.

(k) No Transferred Business Employee or other current or former employee of either Seller or CIT, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

8.5. Nontransferable Letters of Credit.

(a) Following the Closing Date, Buyers shall use their reasonable best efforts to obtain a replacement letter of credit for each Nontransferable Letter of Credit, showing the applicable Buyer as the beneficiary thereof, and Sellers shall cooperate with Buyers to obtain any such replacement. Should Buyers fail to obtain such replacement letter of credit, Sellers shall have no further liability to Buyer for the applicable Nontransferable Letter of Credit, except as provided herein. Buyers shall promptly notify Sellers of the issuance of any such replacement or of the expiration of any Nontransferable Letter of Credit. Upon the expiration of a Nontransferable Letter of Credit, Sellers shall have no further liability and obligation to Buyers therefor.

(b) If any event shall occur prior to the earlier of (i) the second anniversary of the Closing Date and (ii) the expiration date of a Nontransferable Letter of Credit that permits a draw for the benefit of a Buyer under a Nontransferable Letter of Credit, the original of which is in the possession of a Seller along with all documents required to be presented for a draw, such Seller shall, if requested by such Buyer, request a draw in accordance with the terms of such Nontransferable Letter of Credit in an amount specified by such Buyer (but in no event greater than the amount available to be drawn under such letter of credit). Solely for purposes of making a draw under a Nontransferable Letter of Credit, such Seller shall be deemed to have such interest as is necessary with respect to the applicable Purchased Lease Document to make the draw.

(c) Except as provided in this Section 8.5, Sellers shall not take any action with respect to a Nontransferable Letter of Credit without the prior written consent of Buyers. Sellers shall promptly notify Buyers of any notices or other communications that Seller receives with respect to any Nontransferable Letter of Credit.

8.6. Business Trade Secrets. Each Seller and their respective Affiliates shall have the right to use each of the Business Trade Secrets in each other business of such Person that was currently using the Business Trade Secret, provided that each such Person shall seek to maintain the confidentiality of the same using the same degree of care that it uses to protect its own Trade Secrets.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS

The obligations of Buyers under this Agreement shall, at the option of the Buyers, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by CIT or either Seller in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of CIT or a Seller contained or referred to herein that is qualified by material adverse change, material adverse effect or similar materiality limitations shall be true and correct, and each of the representations and warranties of CIT or a Seller contained or referred to herein that is not so qualified shall be true and correct in all material respects, in each case on the Closing Date as though made on the Closing Date, except for changes therein in conformity with the covenants and terms hereof and changes resulting from any transaction expressly consented to in writing by US Buyer; and there shall have been delivered to Buyers a certificate or certificates to such effect, dated the Closing Date and signed on behalf of each of CIT and each Seller by its President or any Vice President.

9.2. No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened by any Governmental Body to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.3. Necessary Governmental Approvals. Buyers shall have received all approvals and actions of or by all Governmental Bodies that are necessary to consummate the transactions contemplated hereby, as specified in Schedule 9.3 (being those which Buyers are required by applicable law or regulation to have to own the Purchased Assets), other than any such approval or action as to which the failure to possess would not have a material adverse effect on the Purchased Assets and other than those which under applicable law can be obtained by Buyers after Closing without monetary loss or substantial risk of forfeiture or loss of material rights thereunder.

9.4. Necessary Consents. Sellers shall have received consents, in form and substance reasonably satisfactory to US Buyer, to the transactions contemplated hereby that are specified in Schedule 9.4.

Notwithstanding the failure of any one or more of the foregoing conditions, Buyers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing CIT or a Seller delivers to Buyers a written notice specifying in reasonable detail the failure of any of such conditions or the breach by CIT or a Seller of any of their representations or warranties herein, and nevertheless Buyers proceed with the Closing, Buyers shall be deemed to have waived for all purposes any rights or remedies it may have against CIT or either Seller by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF CIT AND SELLERS

The obligations of CIT and Sellers under this Agreement shall, at the option of CIT or a Seller, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

10.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by either Buyer in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of either Buyer contained or referred to herein that is qualified by material adverse change, material adverse effect or similar materiality limitations shall be true and correct, and each of the representations and warranties of either Buyer contained or referred to herein that is not so qualified shall be true and correct in all material respects, in each case on the Closing Date as though made on the Closing Date, except for changes in conformity with the covenants and terms hereof and changes resulting from any transaction expressly consented to in writing by CIT Technologies or any transaction contemplated by this Agreement; and there shall have been delivered to CIT and Sellers a certificate to such effect, dated the Closing Date and signed on behalf of each Buyer by its President or any Vice President.

10.2. No Restraint or Litigation. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

10.3. Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

Notwithstanding the failure of any one or more of the foregoing conditions, CIT and Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing either Buyer delivers to CIT and Sellers a written notice specifying in reasonable detail the failure of any of such conditions or the breach by a Buyer of any of the representations or warranties of Buyer herein, and nevertheless CIT and Sellers proceed with the Closing, CIT and Sellers shall be deemed to have waived for all purposes any rights or remedies it may have against Buyers by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

ARTICLE XI

INDEMNIFICATION

11.1. Indemnification by Sellers.

(a) Sellers agree to indemnify and hold harmless Buyers from and against any and all Losses and Expense incurred by Buyers (the “Buyer Losses”) in connection with or arising from:

(i) any breach or failure to perform by CIT or either Seller of any of its covenants or obligations in this Agreement or in any Seller Ancillary Agreement;

(ii) any Excluded Liability;

(iii) the failure of either Seller to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyers to pay and discharge the Assumed Liabilities; or

(iv) any breach of any warranty or the inaccuracy of any representation of CIT or either Seller contained in this Agreement as of the date hereof or the certificate or certificates delivered by or on behalf of CIT and Sellers pursuant to Section 9.1 as of the Closing Date;

provided, however, that:

(A) Buyers shall not be entitled to indemnification under clause (iv) above with respect to Buyer Losses which, on an individual basis, do not exceed $5,000 (it being agreed that individual Buyer Losses that arise out of, or relate to, the same event, occurrence or condition shall be aggregated for purposes of determining the applicability of this clause (A));

(B) Sellers shall be required to indemnify and hold harmless under clause (iv) above with respect to Buyer Losses unless the aggregate amount of such Buyer Losses subject to indemnification by Sellers under such clause (iv) exceeds $375,000, and once such amount is exceeded, Sellers shall indemnify Buyers only for the amount of Buyer Losses in excess of such amount; and

(C) in no event shall the aggregate amount required to be paid by Sellers pursuant to this Section 11.1(a) (other than in respect of Sections 11.1(a)((i), (ii) or (iii), as to which there shall be no limitation) exceed $10,000,000; and

provided, further, that Buyer Losses incurred as a result of the inaccuracies of the representations and warranties contained in Section 5.5(h) or Section 5.7 shall not be subject to the limitations set forth in clauses (A), (B) and (C) of the immediately preceding proviso.

(b) The indemnification provided for in Section 11.1(a) shall terminate on the 18-month anniversary of the Closing Date (and no claims shall be made by either Buyer under this Section 11.1 thereafter), except that the indemnification by Sellers shall be as follows as to:

(i) the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.7, the covenants of Sellers set forth in Sections 13.2, 13.9 and 13.12, the obligations and representations under the Instrument of Assignment-Canada and the instrument of Assignment-US and the indemnification set forth in Section 11.1(a)(ii), as to which no time limitation shall apply;

(ii) the representation and warranty set forth in Section 5.9 and the covenants set forth in Sections 8.2 and 13.6(b), which shall survive until six years after the Closing Date;

(iii) the representation and warranty set forth in Section 5.5(h), which shall survive until six months after the Closing Date; and

(iv) unresolved matters described in a Claim Notice delivered by Buyers to Sellers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Sellers shall continue until the liability of Sellers shall have been determined pursuant to this Article XI, and CIT or Sellers shall have reimbursed Buyers for the full amount of Buyer Loss arising from such matters in accordance with this Article XI.

(c) Buyers agree to take all commercially reasonable steps to mitigate all Buyer Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Buyer Losses that are indemnified hereunder, and the failure of Buyers to take such steps shall reduce the indemnification obligation of Sellers as to such Losses to the extent not mitigated because of such failure.

11.2. Indemnification by Buyers.

(a) Buyers agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member (the “Seller Losses”) in connection with or arising from:

(i) any breach or failure to perform by either Buyer of any of its covenants or obligations in this Agreement or in any Buyer Ancillary Agreement;

(ii) any failure by Buyers to perform any of the Assumed Liabilities;

(iii) any breach of any warranty or the inaccuracy of any representation of either Buyer contained in this Agreement as of the date hereof or in the certificate delivered by or on behalf of either Buyer pursuant to Section 10.1 as of the Closing Date; or

(iv) any draw properly made at the instruction of a Buyer by either Seller under a Nontransferable Letter of Credit pursuant to Section 8.5(b).

(b) The indemnification provided for in Section 11.2(a) shall terminate on the 18-month anniversary of the Closing Date (and no claims shall be made by any Seller Group Member under this Section 11.2 thereafter), except that the indemnification by Buyers shall be as follows as to:

(i) the obligations of Buyer under the Instrument of Assumption-Canada and the instrument of Assumption-US, the representations and warranties set forth in Sections 6.1 and 6.2(a) and the covenants of Buyers set forth in Sections 13.2 and 13.9 and the indemnification set forth in Section 11.2(a)(ii), as to all of which no time limitation shall apply;

(ii) the covenants set forth in Sections 8.2 and 13.6(a), which shall survive until six years after the Closing Date; and

(iii) unresolved matters described in a Claim Notice delivered by any Seller Group Member to Buyers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyers shall continue until the liability of Buyers shall have been determined pursuant to this Article XI, and Buyers shall have reimbursed all Seller Group Members for the full amount of Seller Loss arising from such matters in accordance with this Article XI.

(c) Sellers agree to take all commercially reasonable steps to mitigate all Losses and Expenses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses or Expenses that are indemnified hereunder, and the failure of Sellers to take such steps shall reduce the indemnification obligation of Buyers as to such Losses to the extent not mitigated because of such failure.

11.3. Notice of Claims.

(a) Buyers or any Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced (provided, however, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure).

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

(c) Losses to which an Indemnified Party shall be entitled hereunder shall not include exemplary, punitive, speculative, remote or consequential damages; provided that if an Indemnified Party is obligated to pay a third Person (other than an Affiliate of the Indemnified Party) damages which include exemplary, punitive, speculative, remote or consequential damages and the Indemnitor is obligated under this Article XI to indemnify the Indemnified Party for Losses in respect of the matter giving rise to such damages, then Losses to which the Indemnified Party shall be entitled shall include such damages.

11.4. Third Person Claims.

(a) Subject to Section 11.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by the Indemnified Party from the Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent was unreasonably withheld.

(b) If any third Person claim, action or suit against an Indemnified Party is solely for money damages or, where a Seller is the Indemnitor, will have no continuing effect in any material respect on the Purchased Assets, the Assumed Liabilities or either Buyer, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against the Indemnified Party as to which indemnification will be sought by the Indemnified Party from the Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof to the extent provided herein, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by such Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit; provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

11.5. Exclusive Remedy. Except for remedies that cannot be waived as a matter of law, if the Closing occurs, this Article XI shall be the exclusive remedy for the breach of the representations and warranties contained or referred to in this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement, or any certificate delivered by or on behalf of any party hereto or thereto.

11.6. Computation of Losses. The amount of any Losses for which indemnification is provided under this Article XI shall be reduced by any insurance recovery if and when actually realized or received, in each case in respect of such Losses. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnitor following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery. Notwithstanding the foregoing, if (x) the amount of Losses for which the Indemnitor is obligated to indemnify the Indemnified Party is reduced by any in accordance with the provisions of this Section 11.6, and (y) the Indemnified Party subsequently is required to repay the amount of any such insurance recovery or such insurance recovery is disallowed, then the obligation of the Indemnitor to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.

11.7. Comparative Fault. Any Loss sustained by an Indemnified Party shall be reduced to the extent such party’s own negligence or breach of representations, warranties or covenants under this Agreement caused such Loss.

11.8. Subrogation. Upon making any indemnification payment, the Indemnitor will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss and Expense to which the payment relates. Without limiting the generality of any other provision hereof, each such Indemnitor and Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

11.9. Indemnification Payments as Purchase Price Adjustment. Sellers and Buyers agree that, for purposes of computing the amount of any indemnification payment under this Article XI, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.

11.10. GST/QST Gross-Up. The Indemnitor agrees to pay to the Indemnified Party, in addition to any indemnification payments under this Article XI, any applicable GST and/or PST payable or remittable in connection with such payments.

ARTICLE XII

TERMINATION

12.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to Closing.

(a) by the consent of all parties hereto;

(b) by any party hereto if the Closing shall not have occurred on or before August 1, 2004;

(c) by Buyers in the event of any material breach by CIT or either Seller of any of its agreements, representations or warranties contained herein and the failure of CIT or such Seller to cure such breach within ten days after receipt of notice from Buyers requesting such breach to be cured;

(d) by CIT or either Seller in the event of any material breach by either Buyer of any of such Buyer’s agreements, representations or warranties contained herein and the failure of such Buyer to cure such breach within ten days after receipt of notice from CIT or Sellers requesting such breach to be cured; or

(e) by Buyers, CIT or Sellers if any court of competent jurisdiction in the United States of America or Canada or other Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to all other parties to this Agreement.

12.3. Non-Solicitation. If this Agreement is terminated, neither Buyer nor any of their Affiliates will, prior to the second anniversary of such termination, without the prior written approval of CIT and Sellers, solicit or cause to be solicited the employment of, or hire, any person who is an employee of either Seller on the date hereof or at any time hereafter that precedes such termination; provided that the foregoing provision shall not prohibit the solicitation or employment of any such person (i) resulting from general advertisements for employment conducted by US Buyer or any of its Affiliates (including any recruitment efforts conducted by any recruitment agency, provided that US Buyer and its Affiliates have not directed such recruitment efforts at such person), (ii) if such person approaches US Buyer or one of its Affiliates on an unsolicited basis or (iii) following cessation of such person’s employment with either Seller without any solicitation or encouragement, directly or indirectly, by US Buyer or one of its Affiliates. Without limiting the rights of CIT and Sellers to pursue all other legal and equitable rights available for a violation of this Section 12.3 by Buyers or their Affiliates, the parties hereto agree that other remedies cannot fully compensate CIT or Sellers for such a violation and that CIT and Sellers shall be entitled to injunctive relief to prevent a violation or continuing violation hereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 12.3, any term, restriction, covenant or promise in this Section 12.3 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

12.4. Effect of Termination. If this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 12.3, 13.2 and 13.9 and other than the Confidentiality Agreement) shall be terminated without further liability of any party to the other; provided, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

13.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI shall terminate on the 18-month anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 13.1.

13.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyers, to their counsel, accountants, financial advisors or lenders, and in the case of CIT and Sellers, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing, Buyers may use or disclose any confidential information included in the Purchased Assets or Assumed Liabilities or otherwise reasonably related to the Purchased Assets or Assumed Liabilities. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable law or judicial process, or to any Governmental Body having regulatory authority over such party or its Affiliates, but only to the extent it must be disclosed, or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.3. No Public Announcement. No party hereto shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such parties shall be so obligated by law or the rules of any stock exchange, in which case the other parties shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the stock exchange and Securities and Exchange Commission disclosure obligations.

13.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or (b) if sent by registered or certified mail or by private courier, when received, and shall be addressed as follows:

If to US Buyer or Canadian Buyer, to:

McGrath RentCorp

5700 Las Positas Road

Livermore, CA 94551

Attention: Chief Executive Officer

with a copy to:

Morrison & Forrester LLP

425 Market Street

San Francisco, CA 94105

Attention: Bruce A. Mann, Esq.

If to CIT, CIT Technologies or CIT Canada, to:

CIT Group Inc.

1 CIT Drive

Livingston, New Jersey 07039

Attention: Executive Vice President,

Chief Credit Officer and Global

Servicing Director-Specialty Finance

with copies to:

CIT Group Inc.

1 CIT Drive

Livingston, New Jersey 07039

Attention: General Counsel

and

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 South Dearborn Street

Chicago, Illinois 60603

Attention: Dennis V. Osimitz, Esq.

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

13.5. Successors and Assigns.

(a) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of all other parties, except that the rights of US Buyer hereunder may be assigned prior to the Closing, without the consent of any party hereto, to any corporation or limited liability company all of the outstanding capital stock or membership interests of which are owned or controlled by US Buyer, provided that (i) the assignee shall assume in writing all of US Buyer’s obligations hereunder, (ii) US Buyer shall not be released from any of its obligations hereunder by reason of such assignment and (iii) Sellers’ obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by US Buyer in Article VI. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except for any Person entitled to indemnification under Article XI who is not a party to this Agreement, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

13.6. Access to Records after Closing.

(a) For a period of six years after the Closing Date, CIT, Sellers and their representatives shall have reasonable access to all of the books and records, including computer files, transferred by Sellers to Buyers hereunder to the extent that such access may reasonably be required by CIT or Sellers in connection with matters relating to or affected by its operations prior to the Closing Date. Such access shall be afforded by Buyers upon receipt of reasonable advance notice and during normal business hours. CIT and Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a). If Buyers shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyers shall, prior to such disposition, give CIT and Sellers a reasonable opportunity, at their expense, to segregate and remove such books and records as CIT and Sellers may select.

(b) For a period of six years after the Closing Date, Buyers and their representatives shall have reasonable access to all of the books and records which CIT, Sellers or their Affiliates may retain after the Closing Date relating to the Purchased Assets or Assumed Liabilities. Such access shall be afforded by CIT, Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyers shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b). If CIT, Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, CIT and Sellers shall, prior to such disposition, give Buyers a reasonable opportunity, at their expense, to segregate and remove such books and records as Buyers may select.

13.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement, except that the Confidentiality Agreement shall remain in effect until the Closing. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. CIT or either Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 9.1. If, however, the

Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if CIT or Sellers had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 13.7 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

13.8. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.9. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

13.10. Partial Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to all other parties hereto.

13.12. Further Assurances.

(a) On the Closing Date, Sellers shall deliver to Buyers such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyers and their counsel, as Buyers may reasonably request or as may be otherwise be reasonably necessary to vest in Buyers all the right, title and interest of Sellers in, to or under any or all of the Purchased Assets, and Buyers shall deliver to Sellers such other instruments of assumption, in form reasonably satisfactory to Sellers and their counsel, as Sellers may reasonably request. From time to time following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyers may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyers any part of the Purchased Assets, and Buyers shall execute and deliver, or cause to be executed and delivered, to Sellers such other instruments of assumption as Seller may reasonably request. If any rights included in the Purchased Assets under any Purchased Lease Documents or Business Agreements cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing, Sellers shall use their reasonable best efforts to secure to Buyers the benefits thereof through the exercise of the rights of Sellers thereunder.

(b) Sellers recognize the possible need of US Buyer to have audited financial statements relating to the Purchased Assets and the Assumed Liabilities covering at least one fiscal year prior to the Closing Date and to have unaudited interim financial statements for the period from January 1, 2004 to the Closing Date. In light of this possible need, Sellers will use commercially reasonable efforts upon Buyers’ request to (i) provide Buyers with such financial information relating to the Purchased Assets, the Assumed Liabilities and the Business as shall be in the possession of Sellers, including internal financial reports, payroll reports and other relevant financial information, covering the period under audit and the unaudited interim period, (ii) provide Buyers and their independent accountants with access during normal business hours to the accounting and financial personnel of Sellers who have prepared such reports or information and who are familiar with accounting matters with respect to the Business, and (iii) if applicable, provide access to the independent accountants of Sellers who are familiar with accounting matters relating to the Business.

(c) Buyers recognize the possible need of CIT and Sellers to have access to certain records relating to the Business and to certain personnel of Buyers in connection with Excluded Liabilities. In light of this possible need, Buyers will use commercially reasonable efforts upon the request of CIT or a Seller to provide such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the Excluded Liabilities.

13.13. Disclaimer of Warranties. Neither CIT nor either Seller makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyers. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY CIT AND SELLERS PURSUANT TO SECTION 4.4, SELLERS ARE SELLING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND CIT AND SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Buyers acknowledge that neither CIT nor either Seller nor any of their representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by CIT, Sellers or their representatives to Buyers or any other information which is not included in this Agreement or the Schedules hereto, and neither CIT nor either Seller nor any of their representatives or any other Person will have or be subject to any liability to Buyers, any

Affiliate of Buyers or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyers, any Affiliate of Buyers or any of their agents, consultants, accountants, counsel or other representatives.

13.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of Delaware.

13.15. Submission to Jurisdiction. The parties hereto hereby irrevocably submit in any suit, action or proceeding among them arising out of or related to this Agreement or any of the transactions contemplated hereby to the nonexclusive jurisdiction of the United States District Court for the District of Delaware, and waive any and all objections to jurisdiction that they may have under the laws of the United States of America.

13.16. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.16.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

MCGRATH RENTCORP

By:	/s/ Dennis C. Kakures
Name:	Dennis C. Kakures
Title:	President & CEO

BASEBALL II ACQUISITION INC.

By:	/s/ Dennis C. Kakures
Name:	Dennis C. Kakures
Title:	Director

CIT GROUP INC.

By:	/s/ Joseph M. Leone
Name:	Joseph M. Leone
Title:	Vice Chairman & Chief Financial Officer

TECHNOLOGY RENTALS & SERVICES, A Division of CIT Technologies Corporation

By:	/s/ Paul F. Hughes
Name:	Paul F. Hughes
Title:	Senior Vice President

CIT FINANCIAL LTD.

By:	/s/ Paul F. Hughes
Name:	Paul F. Hughes
Title:	Senior Vice President

EXHIBITS

EXHIBIT	DESCRIPTION
A	Covenant Not to Compete

B-1	Instrument of Assignment-Canada

B-2	Instrument of Assignment-US

C-1	Instrument of Assumption-Canada

C-2	Instrument of Assumption-US

D-1	Limited Power of Attorney-Canada

D-2	Limited Power of Attorney-US

EXHIBIT B-1

INSTRUMENT OF ASSIGNMENT

Instrument of Assignment dated                     , 2004 (“Instrument”) by CIT Financial Ltd., an Ontario corporation (“Seller”), in favor of Baseball II Acquisition Inc., a British Columbia corporation (“Buyer”).

Pursuant to the Asset Purchase Agreement dated as of May 2, 2004 (the “Agreement”) among CIT Group Inc., Technology Rentals & Services, a division of CIT Technologies Corporation, Seller, Buyer and McGrath RentCorp, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, assign, transfer, convey and deliver unto Buyer, its successors and assigns, each and all of the Canadian Purchased Assets (as such term is defined in the Agreement), intending hereby to convey all of the right, title and interest of Seller therein.

Seller hereby covenants and agrees to and with Buyer, its successors and assigns, to do, execute, acknowledge and deliver to, or to cause to be done, executed, acknowledged and delivered to, Buyer, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably requested by Buyer for the better selling, assigning, transferring, conveying, delivering, assuring and confirming to Buyer, its successors or assigns, any or all of the US Purchased Assets.

This Instrument shall be binding upon the successors and assigns of Seller and shall inure to the benefit of the successors and assigns of Buyer.

IN WITNESS WHEREOF, Seller has caused this Instrument to be duly executed and delivered as of the date first set forth above.

CIT FINANCIAL LTD.

By:

EXHIBIT B-2

INSTRUMENT OF ASSIGNMENT

Instrument of Assignment dated                     , 2004 (“Instrument”) by Technology Rentals & Services, a division of CIT Technologies Corporation, a Michigan corporation (“Seller”), in favor of McGrath RentCorp, a California corporation (“Buyer”).

Pursuant to the Asset Purchase Agreement dated as of May 2, 2004 (the “Agreement”) among CIT Group Inc., CIT Financial Ltd., Seller, Buyer and Baseball II Acquisition Inc., for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, assign, transfer, convey and deliver unto Buyer, its successors and assigns, each and all of the US Purchased Assets (as such term is defined in the Agreement), intending hereby to convey all of the right, title and interest of Seller therein.

Seller hereby covenants and agrees to and with Buyer, its successors and assigns, to do, execute, acknowledge and deliver to, or to cause to be done, executed, acknowledged and delivered to, Buyer, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably requested by Buyer for the better selling, assigning, transferring, conveying, delivering, assuring and confirming to Buyer, its successors or assigns, any or all of the US Purchased Assets.

This Instrument shall be binding upon the successors and assigns of Seller and shall inure to the benefit of the successors and assigns of Buyer.

IN WITNESS WHEREOF, Seller has caused this Instrument to be duly executed and delivered as of the date first set forth above.

TECHNOLOGY RENTALS & SERVICES, A DIVISION OF CIT TECHNOLOGIES CORPORATION

By:

EXHIBIT C-1

INSTRUMENT OF ASSUMPTION

Instrument of Assumption dated                     , 2004 (“Instrument”) by Baseball Acquisition II Inc., a British Columbia corporation (“Buyer”), in favor of CIT Financial Ltd., an Ontario corporation (“Seller”).

Pursuant to the Asset Purchase Agreement dated as of May 2, 2004 (the “Agreement”) among CIT Group Inc., Technology Rentals & Services, a division of CIT Technologies Corporation, Seller, Buyer and McGrath RentCorp and in consideration for the sale by Seller to Buyer of the Canadian Purchased Assets (as such term is defined in the Agreement) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby assumes and undertakes and agrees to discharge in accordance with the terms thereof each of the Canadian Assumed Liabilities (as such term is defined in the Agreement).

Nothing contained in this Instrument shall require Buyer to perform, pay or discharge any obligations assumed hereunder as long as Buyer in good faith shall contest the amount or validity thereof. Other than as specifically stated in this Instrument or in the Agreement, Buyer assumes no obligations of Seller.

This Instrument shall be binding upon the successors and assigns of Buyer and shall inure to the benefit of the successors and assigns of Seller.

IN WITNESS WHEREOF, Buyer has caused this Instrument to be duly executed and delivered as of the date first set forth above.

BASEBALL II ACQUISITION INC.

By:

EXHIBIT C-2

INSTRUMENT OF ASSUMPTION

Instrument of Assumption dated                     , 2004 (“Instrument”) by McGrath RentCorp, a California corporation (“Buyer”), in favor of Technology Rentals & Services, a division of CIT Technologies Corporation, a Michigan corporation (“Seller”).

Pursuant to the Asset Purchase Agreement dated as of May 2, 2004 (the “Agreement”) among CIT Group Inc., CIT Financial Ltd., Buyer, Seller and Baseball II Acquisition Inc. and in consideration for the sale by Seller to Buyer of the US Purchased Assets (as such term is defined in the Agreement) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby assumes and undertakes and agrees to discharge in accordance with the terms thereof each of the US Assumed Liabilities (as such term is defined in the Agreement).

Nothing contained in this Instrument shall require Buyer to perform, pay or discharge any obligations assumed hereunder as long as Buyer in good faith shall contest the amount or validity thereof. Other than as specifically stated in this Instrument or in the Agreement, Buyer assumes no obligations of Seller.

This Instrument shall be binding upon the successors and assigns of Buyer and shall inure to the benefit of the successors and assigns of Seller.

IN WITNESS WHEREOF, Buyer has caused this Instrument to be duly executed and delivered as of the date first set forth above.

MCGRATH RENTCORP

By:

EXHIBIT D-1

LIMITED POWER OF ATTORNEY

Limited Power of Attorney dated                     , 2004 (“Power”) by CIT Financial Ltd., an Ontario corporation (“Seller”), in favor of Baseball II Acquisition Inc., a British Columbia corporation

Pursuant to the Asset Purchase Agreement dated as of May 2, 2004 (the “Agreement”) among CIT Group Inc., Technology Rentals & Services, a division of CIT Technologies Corporation, Seller, Buyer and McGrath RentCorp, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby makes, constitutes and appoints Buyer and its successors and assigns as Seller’s true and lawful attorney, in its name or otherwise, with specific power to negotiate or endorse to Buyer all notes, checks, money orders, drafts and other evidences of payment to be applied to the payment of the Valuation Date Receivables included in the Canadian Purchased Assets or amounts due under the Canadian Purchased Lease Documents and made payable to Seller; to enforce or resort to any Canadian Purchased Lease Collateral held in the name of Seller and to give releases thereof; and to sign or endorse title certificates, filings under any provincial personal property security legislation (or any legislation relating to the transfer of personal property or movables in the Provinces of Quebec and Newfoundland) and other instruments and documents in the name of Seller with respect to such Valuation Date Receivables or Canadian Purchased Lease Documents.

This Power is coupled with an interest and is therefor irrevocable.

This Power shall be governed by the internal laws of the Province of Ontario.

All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, Seller has caused this Instrument to be duly executed and delivered as of the date first set forth above.

CIT FINANCIAL LTD.

By:

EXHIBIT D-2

LIMITED POWER OF ATTORNEY

Limited Power of Attorney dated                     , 2004 (“Power”) by Technology Rentals & Services, a division of CIT Technologies Corporation, a Michigan corporation (“Seller”), in favor of McGrath RentCorp, a California corporation (“Buyer”).

Pursuant to the Asset Purchase Agreement dated as of May 2, 2004 (the “Agreement”) among CIT Group Inc., CIT Financial Ltd., Seller, Buyer and Baseball II Acquisition Inc., for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby makes, constitutes and appoints Buyer and its successors and assigns as Seller’s true and lawful attorney, in its name or otherwise, with specific power to negotiate or endorse to Buyer all notes, checks, money orders, drafts and other evidences of payment to be applied to the payment of the Valuation Date Receivables included in the US Purchased Assets or amounts due under the US Purchased Lease Documents and made payable to Seller; to enforce or resort to any US Purchased Lease Collateral held in the name of Seller and to give releases thereof; and to sign or endorse title certificates, Uniform Commercial Code Filings and other instruments and documents in the name of Seller with respect to such Valuation Date Receivables or US Purchased Lease Documents.

This Power is coupled with an interest and is therefor irrevocable.

This Power shall be governed by the internal laws of the State of Delaware.

All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, Seller has caused this Instrument to be duly executed and delivered as of the date first set forth above.

TECHNOLOGY RENTALS & SERVICES, A DIVISION OF CIT TECHNOLOGIES CORPORATION

By:

SCHEDULES

TO

ASSET PURCHASE AGREEMENT

DATED AS OF MAY 2, 2004

AMONG

MCGRATH RENTCORP,

A CALIFORNIA CORPORATION,

BASEBALL II ACQUISITION INC.,

A BRITISH COLUMBIA CORPORATION,

CIT GROUP INC.,

A DELAWARE CORPORATION,

TECHNOLOGY RENTALS & SERVICES,

A DIVISION OF CIT TECHNOLOGIES CORPORATION,

A MICHIGAN CORPORATION,

AND

CIT FINANCIAL LTD.,

AN ONTARIO CORPORATION

LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
1.1A	Knowledge of Sellers
2.2	Certain Excluded Assets
3.1(D)	Sample Computation of Purchase Price
3.3	Information to be in Purchased Leases and Test Equipment File
5.2	Conflicts; Consents
5.3(A)	Balance Sheet Date Pro Forma Balance Sheet
5.3(B)	Exceptions to GAAP in Balance Sheet Date Pro Forma Balance Sheet
5.4(A)	Material Adverse Changes Since Balance Sheet Date
5.4(B)	Exceptions to Operation of Business in Ordinary Course
5.5(A)	Information in Balance Sheet Date Leases Computer File
5.5(B)	Status of Valuation Date Receivables
5.5(C)	Certificates of Deposit and Letters of Credit
5.5(D)	Purchased Lease Documents
5.5(E)	Status of Purchased Lease Documents and Vendor Agreements
5.5(F)	Lease Commitments
5.6	Governmental Permits
5.7	Exceptions to Title
5.8	Compliance with Law; Litigation
5.9	Taxes
5.10(A)	Availability of Assets
5.10(B)	Services
5.11(B)	Leases of Real Property
5.12(A)	Owned Personal Property (Other than Purchased Equipment)
5.12(B)	Leases of Personal Property
5.13(A)	Owned or Licensed Copyrights, Patent Rights and Trademarks
5.13(B)	Owned or Licensed Software
5.13(C)	Licenses of Copyrights, Patent Rights and Trademarks
5.13(D)	Exceptions to Ownership or Right to Use Intellectual Property and Software
5.13(E)	Infringement
5.13(F)	Software
5.14(A)	Pension Plans and Welfare Plans Maintained for Benefit of Business Employees
5.14(B)	Material Non-Plan Employee Benefits of Business Employees
5.14(C)	Employment and Consulting Agreements
5.14(D)	Employees of the Business
5.15	Other Agreements
5.16	Status of Business Agreements
8.4(A)	Excepted Business Employees
8.4(C)	Buyers’ Plans and Benefits
9.3	Necessary Governmental Approvals
9.4	Necessary Consents